Exhibit 10.1

CREDIT AGREEMENT

Dated as of September 1, 2021

Among

PHX MINERALS INC.

and

INDEPENDENT BANK,
as Administrative Agent and L/C Issuer

and

The Lenders Party Hereto

====================================================================

Page

SECTION 1	DEFINITIONS AND ACCOUNTING TERMS	1
1.1	Defined Terms	1
1.2	Other Interpretive Provisions	23
1.3	Accounting Terms	24
1.4	Rounding	25
1.5	References to Agreements and Laws	25
SECTION 2	THE COMMITMENTS AND CREDIT EXTENSIONS	25
2.1	Revolving Line of Credit Commitment	25
2.2	Loans and Borrowings	26
2.3	Interest Rate and Elections	27
2.4	Repayment of Loans	29
2.5	Letter of Credit	29
2.6	Borrowing Base Determinations	30
2.7	Prepayments	31
2.8	Late Fees.	32
2.9	Other Fees	32
2.10	Additional Terms Pertaining to Interest	32
2.11	Payments Generally; Administrative Agent’s Clawback	34
2.12	Sharing of Payments by Lenders	35
2.13	Taxes	36
2.14	Highest Lawful Rate	37
SECTION 3	REPRESENTATIONS AND WARRANTIES	38
3.1	Existence, Qualification and Power; Compliance with Laws	38
3.2	Authorization; No Contravention	38
3.3	Governmental Authorization	38
3.4	Binding Effect	38
3.5	Financial Statements; No Material Adverse Effect	38
3.6	Litigation	39
3.7	No Default	39
3.8	Ownership of Property; Liens	39
3.9	Environmental Compliance	39
3.10	Insurance	39
3.11	Taxes	39
3.12	ERISA Compliance	39
3.13	Public Utility Holding Company Act	39
3.14	Subsidiaries	40
3.15	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	40
3.16	Disclosure	40
3.17	Intellectual Property; Licenses, Etc	40
3.18	Location of Business Records	40
3.19	Solvency	40
3.20	Anti-Terrorism; Anti-Corruption Laws and Sanctions	41
3.21	Not an EEA Financial Institution	41

i

(continued)

Page

3.22	Swap Representations	41
3.23	Survival of Representations	42

SECTION 4	AFFIRMATIVE COVENANTS	42
4.1	Financial Statements and Other Deliveries	42
4.2	Notices	45
4.3	Payment of Obligations	45
4.4	Contractual Obligations	45
4.5	Preservation of Existence, Etc	45
4.6	Maintenance of Properties	46
4.7	Maintenance of Insurance	46
4.8	Taxes and Other Liens	46
4.9	Compliance with Laws	46
4.10	Environmental Compliance and Reports	46
4.11	Environmental Studies	47
4.12	Books and Records	47
4.13	Management and Operation of Business	47
4.14	Inspection Rights	47
4.15	Compliance with ERISA	48
4.16	Performance of Obligations	48
4.17	Use of Proceeds	48
4.18	Operation of Properties	48
4.19	Compliance with Leases and Other Instruments	48
4.20	Certain Additional Assurances Regarding Maintenance and Operations of Properties	49
4.21	Sale of Certain Assets/Prepayment of Proceeds	49
4.22	Title Matters	49
4.23	Curative Matters	49
4.24	Property Acquisitions	50
4.25	Additional Property	50
4.26	Letters In Lieu of Transfer Orders	50
4.27	Division Orders	51
4.28	Take or Pay Agreement	51
4.29	Deposit Accounts	51
4.30	Swap Covenants	51
4.31	Additional Assurances	52
4.32	Percentage of Properties Subject to Mortgage	52

SECTION 5	NEGATIVE COVENANTS	52
5.1	Liens	52
5.2	Sale of Assets	52
5.3	Indebtedness	53
5.4	Investments	54

(continued)

Page

5.5	Sale or Discount of Receivables	54
5.6	Fundamental Changes	54
5.7	Dispositions	55
5.8	Lease Obligations	55
5.9	Accounts Payable	55
5.10	Environmental Laws	55
5.11	Restricted Payments	57
5.12	ERISA	57
5.13	Change in Nature of Business	57
5.14	Loans and Advances	58
5.15	Transactions with Affiliates	58
5.16	Burdensome Agreements	58
5.17	Use of Proceeds	58
5.18	Hedging Transactions	58
5.19	Amendment to Certificate of Incorporation or Bylaws	59
5.20	Stock or Interest Repurchase	59
SECTION 6	FINANCIAL COVENANTS	59
6.1	Debt to EBITDAX Ratio	59
6.2	Current Ratio	60
SECTION 7	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	60
7.1	Conditions of Execution	60
7.2	Conditions Precedent to All Advances	61
SECTION 8	EVENTS OF DEFAULT AND REMEDIES	62
8.1	Events of Default	62
8.2	Remedies Upon Event of Default	64
SECTION 9	EXPENSES AND INDEMNITY	64
9.1	Attorney Costs, Expenses and Taxes	64
9.2	Indemnification by the Borrower	65
SECTION 10	THE ADMINISTRATIVE AGENT	65
10.1	Appointment and Authorization	65
10.2	Administrative Agent and Affiliates	66
10.3	Action by Administrative Agent	66
10.4	Consultation with Experts	66
10.5	Liability of Administrative Agent	66
10.6	Indemnification	66
10.7	Right to Request and Act on Instructions	67
10.8	Credit Decision	67
10.9	Collateral Matters	67
10.10	Agency for Perfection	68
10.11	Notice of Default	68
10.12	Successor Agent	68
10.13	Disbursements of Revolving Loans; Payment and Sharing of Payment	69
10.14	Right to Perform, Preserve and Protect	71

(continued)

Page

10.15	Additional Titled Agents	71
10.16	Platform	72
SECTION 11	MISCELLANEOUS	72
11.1	Amendments, Etc	72
11.2	Notices and Other Communications; Facsimile Copies	74
11.3	No Waiver; Cumulative Remedies	75
11.4	Payments Set Aside	75
11.5	Set-Off	75
11.6	Counterparts	76
11.7	Integration	76
11.8	Survival of Representations and Warranties	76
11.9	Severability	76
11.10	Replacement of Lenders	76
11.11	Lender Release	77
11.12	Governing Law.	77
11.13	Collateral Matters; Hedging Agreements; Treasury Management Agreements	78
11.14	Time of the Essence	78
11.15	USA Patriot Act Notice	78
11.16	Successors and Assigns	78
11.17	No Third Party Beneficiaries	81
11.18	Waiver of Jury Trial	82
11.19	ENTIRE AGREEMENT	82
11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	82

Exhibits and Schedules:

Exhibit A - Note

Exhibit B - Compliance Certificate

Exhibit C - Request for Advance

Exhibit D - Interest Election Request

Exhibit E - Assignment and Assumption

Schedule 1 - Existing Debt and Liens

Schedule 2.1 - Lenders, Addresses, Commitment Percentages, and Committed Sums

Schedule 3.6 - Litigation

Schedule 7.1(f) – Existing BOK Hedges

Schedule 11.2 - Administrative Agent’s Office

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of September 1, 2021, among PHX MINERALS INC., an Oklahoma corporation (referred to herein as the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and INDEPENDENT BANK, as Administrative Agent and L/C Issuer.

RECITALS:

A.To refinance amounts outstanding and to finance its business activities, Borrower, the Administrative Agent, the L/C Issuer, and the Lenders intend to execute and deliver this Credit Agreement.

B.The Borrower desires to obtain commitments from the Lenders pursuant to which (1) revolving loans may be made to the Borrower from the Lenders from time to time and (2) letters of credit may be issued by the L/C Issuer from time to time prior to the Letter of Credit Expiration Date for the account of the Borrower and for the benefit of the Borrower and the other Loan Parties and under the several responsibilities of the Lenders.

C.The Lenders and the L/C Issuer are willing, on the terms and subject to the conditions hereinafter set forth, to extend such commitments, make such loans and issue and participate in such Letters of Credit.

NOW, THEREFORE, in consideration of the foregoing and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.1Defined Terms.  As used in this Agreement the terms “Borrower” and “Lender” shall be defined as set forth in the recitals above, terms which are not otherwise defined herein but are defined in the Uniform Commercial Code shall have the meanings set forth in the Uniform Commercial Code and the following terms shall have the meanings set forth below:

“Administrative Agent” or “Agent” means INDEPENDENT BANK, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.2, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” shall mean an advance of funds made by the Lender to the Borrower under the Revolving Line of Credit described in Section 2.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto. A Person shall be deemed to be controlled by another Person if such Person possesses, directly or indirectly, power to vote 40% or more of the securities having ordinary voting power for the election of directors, managers or managing general partners.

“Alternate Base Rate” or “ABR” means a variable rate, as of any date of determination, equal to the greater of (i) the Prime Rate, or (ii) the overnight cost of federal funds as announced by the US Federal Reserve System plus one-half of one percent (0.50%) (collectively the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans.  If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower.  Any change in the Alternate Base Rate will become effective as of the date the rate of interest is different from that on the preceding Business Day.

“Alternate Base Rate Loans” or “ABR Loans” means any Loans which accrue interest by reference to the Alternate Base Rate, in accordance with the terms of this Agreement.

“Alternate Base Rate Margin” means that percentage located in the column captioned “Applicable Margin for ABR Loans” within the definition of “Applicable Rate” below.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Restricted Person from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Applicable Rate” means the following percentages per annum based upon the Borrowing Base Utilization:

Applicable Rate

Pricing Level	Borrowing Base Utilization	Applicable Margin for LIBOR Rate Loans	Applicable Margin for ABR Loans	Unused Commitment Fee	Letter of Credit Fee
I	Greater than 90%	3.75%	2.75%	0.50%	2.00%
II	Greater than75% but less than or equal to 90%	3.50%	2.50%	0.50%	2.00%
III	Greater than 50% but less than or equal to 75%	3.25%	2.25%	0.50%	2.00%
IV	Greater than 25% but less than or equal to 50%	3.0%	2.00%	0.50%	2.00%
V	Less than or equal to 25%	2.75%	1.75%	0.50%	2.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Borrowing Base Utilization shall become effective as of the next Business Day immediately following such a change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another or two (2) or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.16(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Approved Counterparty” means a counterparty to a Hedging Contract that (a) is a Lender Counterparty, (b) is a Secured Third Party Hedge Counterparty, or (c) is an Unsecured Hedge Counterparty.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Available Commitment” shall mean, at any time, an amount equal to the remainder, if any, of the Revolving Commitment amount minus the Commitment Usage at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Basis Point” or “Bps” means one one-hundredth of one percent (0.01%).

“Borrowing Base” shall mean, as of any date of calculation, the value assigned by the Lenders from time to time to the Oil and Gas Properties pursuant to Section 2.6 hereof.  As of the date of this Agreement, the Borrowing Base shall be $27,500,000.00.

“Borrowing Base Determination” shall mean a determination of the Borrowing Base made by the Lenders pursuant to Section 2.6.

“Borrowing Base Utilization” means ratio of the Loan Balance of the Note to the Borrowing Base.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Agent’s office is located.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit, bankers’ acceptances, time deposits, Eurodollar time deposits or overnight bank deposits maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (e) fully collateralized repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (d) of this definition, having a term of not more than 30 days, with respect to securities of the type described in clause (a) of this definition; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by a Lender or any commercial bank satisfying the requirements of clause (d) of this definition; and (g) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (f) above, (ii) has net assets of not less than $500,000,000, (ii) has the highest rating obtainable from either S&P or Moody’s, (iii) has no conditions as to withdrawal and the investment of which is freely tradeable.

“Change in Law” means, the adoption or taking effect of, or any change in, any Law, or any change in the interpretation, administration or application of any Law by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency occurring after the Closing Date, provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all such shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of a majority or more of the common stock of Borrower on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Borrower (whether or not such securities are then currently convertible or exercisable), or (b) during any period of two consecutive calendar quarters, individuals who at the beginning of such period were members of the Borrower’s board of directors cease for any reason to constitute a majority of the directors of the Borrower then in office unless (i) such new directors were elected by a majority of the directors of the Borrower who constituted the board of directors of the Borrower at the beginning of such period (or by directors so elected) or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability.

“Closing Date” means the first date all the conditions precedent in Section 7.1 are satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all real and personal property described in the Collateral Documents.

“Collateral Documents” means all mortgages, deeds of trust, assignments of leases and rents, security agreements, financing statements, assignments and other documents, certificates and agreements made by the Borrower in favor of Agent for the ratable benefit of the Lenders, granting Liens in the Collateral securing the Loans, together with all amendments, modifications, extensions, replacements and substitutions thereof.

“Collateral Sharing Agreement” means any hedge intercreditor agreement by and among a Secured Third Party Hedge Counterparty, Agent, and Borrower and/or its Affiliates, in form, scope and substance satisfactory to Agent in its discretion.

“Commitment Percentage” means, at any date of determination, for any Lender with respect to the Loan, the proportion (stated as a percentage carried out to the ninth decimal place) that its Committed Sum bears to the aggregate Committed Sums of all Lenders.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.2, or if the Total Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Committed Sum” means for any Lender with respect to the Revolver Facility, at any date of determination occurring prior to the Maturity Date, the amount stated beside such Lender’s name on Schedule 2.1 to this Agreement (which amount is subject to increase, reduction, or cancellation in accordance with the Loan Documents).

“Commitment Usage” means, at the time of any determination thereof, the aggregate Principal Debt plus all Letter of Credit Liabilities.

“Commitment Expiry Date” means the day that is seven (7) days prior to the one year anniversary of the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Contested in Good Faith” shall mean a matter (a) which is being contested in good faith by or on behalf of any Person, by appropriate and lawful proceedings diligently conducted, satisfactory to the Lender, and for which a reserve has been established in an amount determined in accordance with GAAP, (b) in which foreclosure, distraint, sale, forfeiture, levy, execution or other similar proceedings have not been initiated or have been stayed and continue to be stayed, and (c) in which a good faith contest will not materially detract from the value of the Collateral, materially jeopardize the rights of the Lender or Borrower with respect thereto, materially interfere with the operation by Borrower of its business, or otherwise have a Material Adverse Effect.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Extension” means an Advance or an L/C Credit Extension.

“Current Assets” shall mean Borrower’s consolidated, current assets determined in accordance with GAAP, plus the Available Commitment, provided, however, that the mark-to-market values for Hedge Contracts in accordance with FASB ASC 815 shall be excluded from this calculation until such time as the gains or losses from the Hedge Contracts are actually realized or the Hedge Contracts expire.

“Current Liabilities” shall mean Borrower’s consolidated, current obligations as determined in accordance with GAAP, provided, however, that the mark-to-market values for Hedge Contracts in accordance with FASB ASC 815 shall be excluded from this calculation until such time as the gains or losses from the Hedge Contracts are actually realized or the Hedge Contracts expire.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulted Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Determination Date” shall be defined as set forth in Section 2.6.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” means lawful money of the United States of America.

“EBITDAX” means with respect to the Borrower for any period, without duplication, the amount equal to its net income for such period minus income from discontinued operations or extraordinary items, plus Losses from discontinued operations or extraordinary items, plus income tax expense, plus interest expense, plus depreciation, plus amortization, plus other non-cash expenses, plus consolidated oil and gas exploration expense, including dry hole and plugging and abandonment expense; provided, however, that the mark-to-market values for Hedge Contracts in accordance with FASB ASC 815 shall be excluded from this calculation until such time as the gains or losses from the Hedge Contracts are actually realized or the Hedge Contracts expire.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Engineered Value” shall mean future net revenues discounted at the discount rate being used by the Agent as of the date of any such determination utilizing the pricing parameters used in the engineering reports furnished to the Agent, pursuant to Sections 4.1(d) and 4.1(e) hereof.

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events or circumstances specified in Section 8.1.

“Excess Cash” has the meaning specified in Section 4.33.

“Excluded Swap Obligation”: (a) with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) and (b) with respect to Borrower, any Swap Obligation of another Loan Party if, and to the extent that, all or a portion of the joint and several liability of such Borrower with respect to, or the grant of such Borrower of a security interest to secure, as applicable, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Guarantor’s (in the case of (a)) or Borrower’s (in the case of (b)) failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of such Guarantor, joint and several liability of such Borrower, or grant of such security interest by such Guarantor or Borrower, as applicable, becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such guarantee or security interest or joint and several liability, as applicable, is or becomes illegal.

“Existing BOK Hedges” means the existing Hedging Contracts between Borrower and BOKF, NA dba Bank of Oklahoma, and listed on Schedule ___ attached.

“FASB ASC 815” means Accounting Standards Codification Topic 815, as now or hereafter modified.

“Federal Funds Rate” means, for any day, the rate of interest (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

“Floor Contracts” means put option contracts that protect against falling oil and gas prices and do not require any payments in respect thereof other than an initial premium or purchase price. For the avoidance of doubt, “Floor Contracts” do not include swaps or collars.

“FRB” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, as of any date of determination, for the Borrower, the sum of (a) the outstanding principal amount of all obligations, whether current or long term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services, but only if such deferral is in excess of thirty (30) days (other than trade accounts, and other accrued liabilities arising in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Borrower, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Borrower is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Borrower.

“GAAP” means generally accepted accounting principles of the Accounting Principles Board, the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting professions that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, contingent or otherwise, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. For the avoidance of doubt, for purposes of determining any Guarantee Obligations of any Guarantor pursuant to the Collateral Documents, the definition of “Specified Swap Agreement” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, if applicable) any Excluded Swap Obligation of such Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Highest Lawful Rate” shall mean the maximum rate of interest from time to time which any Lender is allowed to contract for, charge for, take, reserve, or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Indebtedness” means, as to any Person at a particular time, all of the following, whether or not included as Indebtedness or liabilities in accordance with GAAP:

(1)all obligations of such Person for borrowed money and all Obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(2)all direct or contingent obligations of such Person arising under Letters of Credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(3)net obligations under any Swap Agreement in an amount equal to the Swap Termination Value thereof;

(4)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(5)Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(6)capital leases and Synthetic Lease Obligations, provided that the amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof; and

(7)all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject only to customary exceptions acceptable to the Agent).

“Indemnified Liabilities” has the meaning set forth in Section 9.2.

“Indemnitees” has the meaning set forth in Section 9.2.

“Independent Bank” means Independent Bank, a Texas state bank.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one

(1), three (3), or six (6) months thereafter, as selected by Borrower pursuant to Section 2.2(d); provided, that:  (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) Borrower may not select any Interest Period for a Revolving Loan which would extend beyond the Commitment Expiry Date.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender Counterparty” means any Lender or any Affiliate of any Lender that is a party to a Hedging Contract with any Borrower or Subsidiary.  If a Person ceases to be a Lender or an Affiliate of a Lender but remains a party to such Hedging Contract, such person shall nonetheless remain a Lender Counterparty, but only with respect to transactions entered into thereunder during or prior to the time such Person was a Lender or an Affiliate of a Lender.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Independent Bank, or one or more banks, trust companies or other Persons in each case expressly identified by Agent from time to time, in its sole discretion, as an L/C Issuer for purposes of issuing one or more Letters of Credit hereunder.  Without limitation of Agent’s discretion to identify any Person as an L/C Issuer, no Person shall be designated as an L/C Issuer unless such Person maintains reporting systems acceptable to Agent with respect to letter of credit exposure and agrees to provide regular reporting to Agent satisfactory to it with respect to such exposure.

“Lenders” means each of the lenders named on the attached Schedule 2.1 and, subject to this Agreement, their respective successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lender Hedging Obligation” means any obligation of the Borrower or any Subsidiary arising from time to time under any Hedging Contract heretofore, presently, or hereafter entered into with a Lender; provided that (a) if any Person that was a Lender ceases to be a Lender, any Hedging Contract entered into while such Person was a Lender shall continue to be Lender Hedging Obligations, and (b) used with reference to any Guarantor, the term “Lender Hedging Obligation” excludes any Excluded Swap Obligations with respect to such Guarantor.

“Lender Letter of Credit” means a Letter of Credit issued by an L/C Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.

“Letter of Credit” means a standby or documentary (trade) letter of credit issued for the account of Borrower by an L/C Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date.  Notwithstanding the foregoing, a Letter of Credit may, at the option of Borrower, provide for automatic extensions of its expiry date for one or more successive one (1) year periods provided that the L/C Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Commitment Expiry Date.

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (i) without duplication, the amount then available for drawing under all outstanding Lender Letters of Credit and all supported Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met plus (ii) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Lender Letters of Credit and supported Letters of Credit.

“Leverage Ratio” means the Debt to EBITDAX Ratio set forth in Section 6.1.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, a rate (expressed to the fifth decimal place) equal to (i) the rate of interest which is identified and normally published by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for United States dollars) as the offered rate for loans in United States dollars for the applicable Interest Period as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); plus (ii) the maximum reserve requirement, if any, then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein); provided, however, that if LIBOR determined as provided above shall be less than 0.50%, LIBOR shall be deemed to be 0.50% for the purposes of this Agreement; provided further, however, that if the Borrower and any Approved Counterparty have entered into a Swap Agreement in relation to the interest rate in respect of this Agreement, then LIBOR (with respect to both the Swap Agreement and the determination of such interest rate) shall be as determined, irrespective if such determination is less than 0.50%. Notwithstanding the foregoing, if at any time Agent determines (which determination shall be conclusive absent manifest error, that (i) ICE Benchmark Administration no longer reports the LIBOR, (ii) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. commercial or syndicated loan market, (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having or purporting to have jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. commercial or syndicated loan market, or (iv) Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market or if such index no longer exists or accurately reflects the rate available to Lender in the London Interbank Market, then Agent may (after consultation with Borrower) establish a replacement reference rate and make such other necessary adjustments (including to the Applicable Rate) as determined by Agent (collectively, the “Replacement Rate”), in which case the Replacement Rate shall replace LIBOR and the Applicable Rate for all purposes under this Agreement and the other Loan Documents (provided, in no event such replacement reference rate be less than 0.50% at any time) unless and until (A) an event described in 2.10(b) or clauses (i) through (iv) above occurs with respect to the Replacement Rate or (b) the Agent notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to Agent of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, and notwithstanding anything to the contrary as may be set forth in Section 11.1, this Agreement and the other Loan Documents shall be amended as may be necessary or appropriate, in the opinion of the Agent to effect the above provisions and the implementation of the Replacement Rate and, without limitation of Borrower’s covenant under Section 4.31, Borrower and each other Lender consents to any such necessary or appropriate amendments.

“LIBOR Loans” means any Loans which accrue interest by reference to the LIBOR, in accordance with the terms of this Agreement.

“LIBOR Margin” means that percentage located in the column captioned “Applicable Margin for LIBOR Rate Loans” within the definition of “Applicable Rate” above.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

“Loan” and/or “Revolving Loan” means each Advance made available by the Lenders pursuant to Section 2.1.

“Loan Balance” shall mean, at any time, the outstanding principal balance of the Notes at such time plus all Letter of Credit Liabilities.

“Loan Documents” means this Agreement, the Notes, any and all Collateral Sharing Agreements, the Collateral Documents, all agreements, documents, or instruments in favor of Lenders or Agent, for the ratable benefit of the Lenders, ever executed and delivered by Borrower in connection with this Agreement, and all future renewals, extensions, restatements, reaffirmations, or amendment of, or supplements to, all or any part of the foregoing.

“Mandatory Commitment Reduction” shall mean those monthly or quarterly reductions to the Revolving Commitment determined in connection with any future determination of the Borrowing Base under Section 2.6.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of Borrower ; or (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which either is a party.

“Maturity Date” means September 1, 2025, or as such date may be accelerated in accordance with this Agreement and the other Loan Documents, or extended from time to time with the consent of Lenders.

“MidFirst Bank” means MidFirst Bank, a federally chartered savings association.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

“Notes” means those certain notes and/or amended and restated promissory notes in substantially the form of Exhibit A, and all renewals and extensions of all or any part thereof issued or to be issued hereunder to each Lender to evidence the indebtedness to such Lender arising by reason of the Advances on the Loan, together with all modifications, renewals and extensions thereof or any part thereof.

“Notice of LC Credit Event” means an application and agreement for the issuance or amendment of a Letter of Credit, which shall be in form and substance acceptable to the Agent.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Loan including, but not limited to, the Notes, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against Borrower or any Affiliate thereof or any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding; provided, however, that all references to the “Obligations” in the Loan Documents shall, in addition to the foregoing, also include all advances to, and debts, liabilities, obligations, covenants and duties now or hereafter owed to the Lenders or any Affiliate of a Lender arising from, by virtue of, or pursuant to any Specified Swap Agreement relating to the Loan (but expressly excluding Excluded Swap Obligations).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Properties” shall mean all of Borrower’s fee mineral interests, term mineral interests, leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas properties and interests.

“Operating Cash Flow” shall mean cash provided by Borrower’s operating activities in the fiscal year-end audited cash flow statement plus proceeds from lease bonus transactions.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” shall mean (i) royalties, overriding royalties, reversionary interests, production payments and similar burdens; (ii) joint operating agreements, sales contracts or other arrangements for the sale of production of oil, gas or associated liquid or gaseous hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (i) above) deprive Borrower of any material right in respect of Borrower’s assets or properties (except for rights customarily granted with respect to such contracts and arrangements); (iii) statutory Liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, are being Contested in Good Faith); (iv) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of Borrower’s assets or properties and that do not individually or in the aggregate, cause a Material Adverse Effect; (v) materialmen’s, mechanic’s, repairman’s, employee’s, warehousemen’s, landlord’s, carrier’s, pipeline’s, contractor’s, sub-contractor’s, operator’s, non-operator’s (arising under operating or joint operating agreements), and other Liens (including any financing statements filed in respect thereof) incidental to obligations incurred by Borrower in connection with the construction, maintenance, development, transportation, storage or operation of Borrower’s assets or properties to the extent not delinquent (or which, if delinquent, are being Contested in Good Faith); (vi) all contracts, agreements and instruments, and all defects and irregularities and other matters affecting Borrower’s assets and properties which were in existence at the time such Borrower’s assets and properties were originally acquired by such Borrower and all routine operational agreements entered into in the ordinary course of business, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements are not such as to, individually or in the aggregate, interfere materially with the operation, value or use of such Borrower’s assets and properties, considered in the aggregate; (vii) liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations; (viii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and levy and execution thereon have been stayed and continue to be stayed; (ix) rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate Borrower’s assets and properties in any manner, and all applicable laws, rules and orders from any governmental authority; (x) landlord’s liens; (xi) Liens incurred pursuant to the Collateral Documents or otherwise created in favor of the Lenders or the Agent on behalf of the Lenders pursuant to the Loan Documents;  (xii) those liens set forth on Schedule 1 attached hereto; (xiii) those liens consented to in writing by Agent; and (xiv) those Liens that do not exceed $50,000 in the aggregate at any time outstanding and would not have a Material Adverse Effect.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or any ERISA Affiliate.

“Prime Rate” means the rate of interest per annum quoted in the “Money Rates” section of The Wall Street Journal from time to time and designated as the “U.S. Prime Rate”; provided, however, that the Prime Rate payable on this Revolving Note shall never fall below a floor rate of three and one-quarter percent (3.25%) per annum. If such Prime Rate, as so quoted is split between two or more different interest rates, then the Prime Rate shall be the highest of such interest rates.  If such Prime Rate shall cease to be published or is published infrequently or sporadically, then the Prime Rate shall be the rate of interest per annum established from time to time by Administrative Agent and designated as its base or prime rate, which may not necessarily be the lowest interest rate charged by Lenders and is set by Administrative Agent in its sole discretion.

“Principal Debt” means, at any time, the aggregate unpaid principal balance of all Loans.

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit, not sales price, and calculated separately for crude oil (including natural gas liquids) and natural gas) for the term of the contract or a particular month, as applicable, from reserves that are at the time of determination Proved Developed Producing Reserves attributable to Oil and Gas Properties owned by Restricted Persons that are located in or offshore of the United States, as such production is projected in the Engineering Report most recently delivered, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report satisfactory to Administrative Agent.

“Pro Rata” or “Pro Rata Part”, for each Lender, means on any date of determination (a) for purposes of sharing any amount or fee payable to any Lender in respect of the Revolving Facility (or subfacility thereof), the proportion which the portion of the Commitment Usage owed to such Lender (whether held directly or through a participation in respect of the Letter of Credit Subfacility and determined after giving effect thereto) bears to the Commitment Usage owed to all Lenders at the time in question, and (b) for all other purposes, the proportion which the portion of the Commitment Usage owed to such Lender bears to the Commitment Usage owed to all Lenders at the time in question, or if no Commitment Usage is outstanding, then the proportion that the aggregate of such Lender’s Committed Sums then in effect bears to the Total Commitment then in effect, or if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated and all Loans have been paid, then each Lender’s Pro Rata Part shall be determined based on each Lender’s Pro Rata Part most recently in effect.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, Borrower and Guarantor that is not a natural person and that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Register” has the meaning specified in Section 11.18(c).

“Related Parties” means, with respect to a Person, such Person’s Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Person and Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Advance” shall mean a written request for an Advance pursuant to the Loan in substantially the form of Exhibit C attached hereto or an emailed request containing the information set forth in Exhibit C.

“Required Lenders” means, as of any date of determination, (i) Lenders having more than sixty six and two-thirds percent (66 2/3%) of the Total Commitments; provided, however, that if there are three or fewer Lenders, it will mean Lenders holding one hundred percent (100%) of the Total Commitments, and (ii) the Administrative Agent; provided that the Commitment of, and the portion of the Total Commitments held or deemed held by, any Defaulted Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, chief financial officer, president, or controller of Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or ownership interest of Borrower , or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or ownership interest or of any option, warrant or other right to acquire any such capital stock or ownership interest.

“Revolver Facility” means the credit facility as described in and subject to the limitations set forth in Section 2.1 hereof, including the Letter of Credit subfacility.

“Revolving Commitment” shall mean the lesser of (i) $100,000,000 or (ii) the Borrowing Base in effect from time to time, in each case as reduced or increased, as applicable, from time to time pursuant to the terms hereof.

“Rights” means rights, remedies, powers, privileges, and benefits.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“Secured Hedging Obligations” means Lender Hedging Obligations and Secured Third Party Hedging Obligations.

“Secured Obligations” means any and all obligations of and amounts owing or to be owing (including interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower, any of its Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by Borrower  (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Lenders, or Agent on behalf of the Lender, under any Loan Document; (b) to the Lenders, or Agent on behalf of the Lenders, under any Lender Hedging Obligations, (c) to any Treasury Management Counterparty under any Treasury Management Agreement; (d) to each Secured Third Party Hedge Counterparties under any Secured Third Party Hedging Obligations, and (e) all renewals, extensions and/or rearrangements of any of the above.

“Secured Party” means each of, and collectively, the Administrative Agent for the ratable benefit of the Lenders and Secured Third Party Hedge Counterparties and as Collateral Agent under the Collateral Sharing Agreement.

“Secured Third Party Hedge Counterparty” means (a) upon execution of a Collateral Sharing Agreement, BP Energy Company,  and (b) any Person satisfactory to Agent in its discretion that is a counterparty of Borrower or any Subsidiary to a Hedging Contract, in each case only if that counterparty has executed and delivered a Collateral Sharing Agreement, and that has, or has a credit support provider that has, senior unsecured long-term debt obligations rated BBB or higher by S&P and Baa3 or higher by Moody’s.

“Secured Third Party Hedging Obligation” means any obligation of the Borrower or any Subsidiary arising from time to time under any Hedging Contract heretofore, presently, or hereafter entered into with a Secured Third Party Hedge Counterparty; provided that (a) if any Person that was a Secured Third Party Hedge Counterparty ceases to be a Secured Third Party Hedge Counterparty pursuant to Section 2.1(c) of the Collateral Sharing Agreement, any Hedging Contract entered into prior to notice in accordance with such section shall continue to be Secured Third Party Hedging Obligations, and such hedge counterparty shall be a Secured Third Party Hedge Counterparty solely with respect to Hedging Contracts entered into before such hedge counterparty received notice in accordance with such section, and (b) used with reference to any Guarantor, the term “Secured Third Party Hedging Obligation” excludes any Excluded Swap Obligations with respect to such Guarantor.

“Specified Swap Agreement” means any Swap Agreement in respect of interest rates, currency exchange rates, commodities, weather, power or emissions entered into by Borrower or any guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into (or, in respect of any Swap Agreement entered into prior to the Closing Date, any Person that is/was a Lender or any affiliate of a Lender on the Closing Date), which has been designated as a “Specified Swap Agreement” by Lender and Borrower, by notice to the Lender not later than 15 days after the later of (i) the Closing Date and (ii) the execution and delivery by such Borrower or such guarantor of such Swap Agreement (or such later date agreed by the Lender and Borrower, but in no event more than 30 days after such later date referred to above); provided that for purposes of determining any Guarantee Obligations of any Guarantor pursuant to the Loan Documents, the definition of “Specified Swap Agreement” shall not create any guarantee by any guarantor of (or grant of security interest by any guarantor to support, if applicable) any Excluded Swap Obligation of such guarantor.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Agreement” means, any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, including Hedging Contracts, and any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligations”: with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swap Termination Value” means, in respect of any one or more Swap Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement, (a) for any date on or after the date such Swap Agreement have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreement (which may include the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Threshold Amount” means $1,000,000.00.

“Total Commitment” means, at any time, the sum of all Committed Sums in effect for all Lenders in respect of the Loans.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, auto-borrow, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services provided by a Treasury Management Counterparty for the benefit of the Borrower or a Subsidiary.

“Treasury Management Counterparty” means each Lender or Affiliate of a Lender that enters into a Treasury Management Agreement; provided that if such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, such Person shall no longer be a Treasury Management Counterparty.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code of the State of Texas, as amended from time to time.

“Unscheduled Redeterminations” shall mean a re-determination of the Borrowing Base made at any time other than on the dates set for the regular semi-annual re-determination of the Borrowing Base pursuant to Section 2.6(b) which are made (A) at the reasonable request of Borrower, (B) at any time it appears to Lender, in the exercise of its reasonable discretion, that (i) sales, leases or transfers or other dispositions of Oil and Gas Properties made by Borrower during any fiscal year, in one or any series of transactions, affecting Oil and Gas Properties with aggregate value exceeding ten percent (10%) of the Borrowing Base between consecutive Determination Dates, (ii) there has been an unscheduled material decrease in the value of the Oil and Gas Properties, or (iii) an event has occurred which is reasonably expected to have a Material Adverse Effect.  The aforementioned notwithstanding, the Borrower shall have the right to one Unscheduled Redetermination during any twelve-month period.

“Unsecured Hedge Counterparty” means any Person that is satisfactory to Agent in its discretion, that is a counterparty of Borrower or any Subsidiary to an unsecured Hedging Contract, and that has senior unsecured long-term debt obligations rated A- or higher by S&P and A3 or higher by Moody’s.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)Other terms:

(i)The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)The term “including” is by way of example and not limitation.

(iv)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e)Interest Rate; LIBOR Notifications. The interest rate on LIBOR Loans is determined by reference to LIBOR, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in the definition of “LIBOR”, the Agent will notify the Borrower in advance of any change to the reference rate upon which the interest rate on LIBOR Loans is based inclusive of any corresponding change to any Applicable Rate.  However, the Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any Replacement Rate, including without limitation, whether the composition or characteristics of any such Replacement Rate, as it may or may not be adjusted, will be similar to, or produce the same value or economic equivalence of, LIBOR or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.3Accounting Terms.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein.

(b)If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 2

THE COMMITMENTS AND CREDIT EXTENSIONS

2.1Revolving Line of Credit Commitment.    Subject to the terms and conditions set forth herein, each Lender severally agrees to lend to Borrower, through one or more Loans, its Commitment Percentage of the lesser of (x) such Lender’s Committed Sum under the Revolver Facility, or (y) the Borrowing Base; provided, however, that (i) each Loan must occur on a Business Day and no later than the Business Day immediately preceding the Maturity Date; and (ii) on any date of determination, after giving effect to the requested Loan, (A) the Commitment Usage may not exceed the Revolving Commitment then in effect, (B) the Commitment Usage may not exceed the Available Commitment then in effect, and (C) for any Lender, its Commitment Percentage of the Commitment Usage may not exceed the lesser of (x) such Lender’s Committed Sum under the Revolver Facility, or (y) the Borrowing Base.  Revolver Loans may be repaid or re borrowed from time to time in accordance with the terms and provisions herein and in the Loan Documents.  The obligation of the Borrower hereunder shall be evidenced by this Agreement and the Notes issued in connection herewith, said Notes to be as described in Section 2.2(a) hereof.  Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if any Event of Default (as hereinafter defined) has occurred and is continuing or if any event or condition has occurred or failed to occur which with the passage of time or service of notice, or both, would constitute an Event of Default.  Irrespective of the face amount of the Notes, the Lenders shall never have the obligation to Advance any amount or amounts in excess of the Available Commitment or to increase the Borrowing Base.  Within the limit of the Revolving Commitment, the Borrower may borrow, repay and re-borrow under this Section 2.1 prior to the Maturity Date.

2.2Loans and Borrowings.

(a)Types of Loans.  Subject to the terms hereof, each Loan shall be comprised entirely of Alternate Base Rate Loans or LIBOR Loans (each a “Type”) as the Borrower may request in accordance herewith.

(b)Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any LIBOR Loan, such Loan shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000.  Loans of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of four (4) LIBOR Loans outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Loan if the Interest Period requested with respect thereto would end after the Maturity Date.

(c)Notes.  The Loan shall be evidenced by the Notes in the form of Exhibit A hereto with appropriate insertions.  Notwithstanding the face amount of the Notes, the actual principal amount due from the Borrower to Lenders on account of the Notes, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Lenders in collected funds with respect thereto.  Although the Notes may be dated as of the Closing Date, interest in respect thereof shall be payable only for the period during which the loans evidenced thereby are outstanding and, although the stated amount of the Notes may be higher, the Notes shall be enforceable, with respect to Borrower’s obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the loans.  Irrespective of the face amount of the Notes, no Lender shall ever be obligated to advance on its Committed Sum any amount in excess of the Available Commitment then in effect or to increase the Borrowing Base.

(d)Requests for a Loan.  Each Request for Advance shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 1:00 p.m., Fort Worth, Texas time, on the requested date of any Advance.  If requested by Administrative Agent, each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Request for Advance, appropriately completed and signed by a Responsible Officer of the Borrower, unless other confirmation arrangements satisfactory to the Administrative Agent have been established.  Upon satisfaction of the applicable conditions set forth in Section 7.2 (and, if such Advance is the initial Credit Extension as described at Section 7.1) and following receipt of a Request for Advance, the Administrative Agent shall promptly notify each Lender of the amount of its Commitment Percentage of the applicable Loans.  In the case of an Advance, each Lender shall make the amount of its Commitment Percentage of each requested Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Request for Advance.  Upon satisfaction of the applicable conditions set forth in Section 7.2 (and, if such borrowing is the initial Credit Extension, Section 7.1), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Independent Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Request for Advance with respect to such Advance is given by the Borrower, there are Letter of Credit Liabilities outstanding, then the proceeds of such Advance, first, shall be applied to the payment in full of any such Letter of Credit Liabilities, and second, shall be made available to the Borrower as provided above.  Each such telephonic and written Request for Advance shall specify the following information:

(i)the aggregate amount of the requested Loan;

(ii)the date of such Loan, which shall be a Business Day;

(iii)whether such Loan is to be an Alternate Base Rate Loan or a LIBOR Loan;

(iv)in the case of a LIBOR Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the current Loan Balance (without regard to the requested Loan) and the pro forma Loan Balance (giving effect to the requested Loan).

(e)If no election as to the Type of Loan is specified, then the requested Loan shall be an Alternate Base Rate Loan.  If no Interest Period is specified with respect to any requested LIBOR Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each Request for Advance shall constitute a representation that (i) the amount of the requested Loan shall not exceed the Available Commitment, and (ii) each condition precedent set forth in Section 7.2 has been satisfied with respect to such Loan.

2.3Interest Rate and Elections.

(a)Interest Rate.  From and following the Closing Date, depending upon Borrower’s election from time to time, subject to the terms hereof, to have portions of the Loans accrue interest determined by reference to the Alternate Base Rate or the LIBOR.  The Loans and the other Obligations shall bear interest at the applicable rates set forth below:

(i)If an Alternate Base Rate Loan, or any other Obligation other than a LIBOR Loan, then at the sum of the Alternate Base Rate plus the applicable Alternate Base Rate Margin.

(ii)If a LIBOR Loan, then at the sum of LIBOR plus the applicable LIBOR Margin.

(b)Post-Default Rate. Notwithstanding the foregoing, from and after an Event of Default, whether at stated maturity, upon acceleration or otherwise, the Obligations shall bear interest, after as well as before judgment, at a rate per annum equal to 5% plus interest rate set forth in Section 2.3(a), but in no event to exceed the Highest Lawful Rate (the “Default Rate”).

(c)Interest Payments.  Interest on the Loan shall be due and payable as described in Section 2.4 below, and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)Interest Elections.

(i)Conversion and Continuance.  Each Loan initially shall be of the Type specified in the applicable Request for Advance and, in the case of a LIBOR Loan, shall have an initial Interest Period as specified in such Request for Advance.  Thereafter, the Borrower may elect to convert such Loan to a different Type or to continue such Loan and, in the case of a LIBOR Loan, may elect Interest Periods therefor, all as provided in this Section 2.3.

(ii)Interest Election Requests.  To make an election pursuant to this Section 2.3, the Borrower shall notify the Agent of such election by telephone by the time that a Request for Advance would be required under Section 2.2 if the Borrower were requesting a Loan of the Type resulting from such election to be made on the effective date of such election (each such telephonic request is referred  to herein as an “Interest Election Request”).  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or e-mail to the Agent of a written Interest Election Request in substantially the form of Exhibit D and signed by the Borrower.

(iii)Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

A.the Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loan (in which case the information to be specified pursuant to Sections 2.3(d)(iii)(B) and (C) shall be specified for each resulting Loan);

B.the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

C.whether the resulting Borrowing is to be an Alternate Base Rate Loan or a LIBOR Loan; and

D.if the resulting Loan is a LIBOR Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Loan but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(iv)Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Loan prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period such Loan shall be converted to an Alternate Base Rate Loan.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing:  (i) no outstanding Loan may be converted to or continued as a LIBOR Loan (and any Interest Election Request that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Loan shall be ineffective) and (ii) unless repaid, each LIBOR Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

2.4Repayment of Loans.  Beginning December 1, 2021 and continuing on or before the first (1st) day of each March, June, September, and December thereafter, the Borrower shall pay to the Lenders all accrued, but unpaid interest on the Notes.  The outstanding principal balance of the Notes plus all accrued, but unpaid interest, shall be due and payable in full on the Maturity Date.

2.5Letter of Credit.

(a)On the terms and subject to the conditions set forth herein, up to, but not in excess of ten percent (10%) of the Borrowing Base, may be used by Borrower, in addition to the making of Revolving Loans hereunder, for the issuance, prior to the Commitment Expiry Date, by (i) the L/C Issuer, of letters of credit, guarantees or other agreements or arrangements (each, a “Support Agreement”) to induce an L/C Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit and (ii)  an L/C Issuer, of one or more Lender Letters of Credit, so long as, in each case:

(i)Agent and the L/C Issuer shall have received a Notice of LC Credit Event at least two (2) Business Days before the relevant date of issuance, increase or extension; and

(ii)after giving effect to such issuance, increase or extension, (x) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed ten percent (10%) of the Borrowing Base, and (y) the Loan Balance does not exceed the Revolving Commitment.

(b)Letter of Credit Fee.  Borrower shall pay to the Agent for the ratable benefit of the Lenders a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate equal to the rate set forth in the definition of Applicable Rate corresponding to the Borrowing Base Utilization. Such fee shall be payable in arrears on the last day of each calendar quarter prior to the Commitment Expiry Date and on such date. In addition, Borrower agrees to pay promptly to the L/C Issuer any fronting or other fees that it may charge in connection with any Letter of Credit.

(c)Reimbursement Obligations of Borrower.  If either (x) the Lenders, or any Lender, shall make a payment to an L/C Issuer pursuant to a Support Agreement, or (y)the Lenders, or any Lender, shall honor any draw request under, and make payment in respect of, a Lender Letter of Credit, (i) Borrower shall reimburse such Lenders for the amount of such payment no later than 4:30 p.m. central time on the date of such payment and (ii) Borrower shall be deemed to have immediately requested that Lenders make a Revolving Loan, which shall be an Alternate Base Rate Loan, in a principal amount equal to the amount of such payment (but solely to the extent Borrower shall have failed to directly reimburse Lenders or, with respect to supported

Letters of Credit, the applicable L/C Issuer, for the amount of such payment).  Borrower shall pay interest, on demand, on all amounts so paid by Lenders for each day until Borrower reimburses Lenders therefor at a rate equal to the then current interest rate applicable to Revolving Loans (which are Alternate Base Rate Loans) for such day.

(d)Reimbursement and Other Payments by Borrower.  The obligations of Borrower to reimburse Lenders and/or the applicable L/C Issuer pursuant to Section 2.5(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i)any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(ii)the existence of any claim, set-off, defense or other right which Borrower may have at any time against the beneficiary of any Letter of Credit, the Lenders (including any claim for improper payment), or any other Person, whether in connection with any Loan Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii)any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; and

(iv)to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e)Deposit Obligations of Borrower.  In the event any Letters of Credit are outstanding at the time that Borrower prepays or are required to repay the Obligations or the Commitment is terminated, Borrower shall (i) deposit with Agent cash in an amount equal to one hundred and five percent (105%) of the aggregate outstanding Letter of Credit Liability to be available to Lenders to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (ii) prepay the fee payable under Section 2.5(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit.  Upon termination of any such Letter of Credit and provided no Event of Default then exists, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrower, together with the deposit described in the preceding clause (i) attributable to such Letter of Credit, but only to the extent not previously applied by Lenders in the manner described herein.

2.6Borrowing Base Determinations

(a)Initial Borrowing Base. At the Closing Date, the Borrowing Base shall be as described in the definition of “Borrowing Base” at Section 1.1 above.  From the date of this Agreement through the next Determination Date (defined in paragraph “b” below), the Borrowing Base shall be $27,500,000.00.

(b)Subsequent Determinations of Borrowing Base.  Subsequent determinations of the Borrowing Base shall be made by the Lenders at least semi-annually on December 1 and June 1 of each year, beginning December 1, 2021 or as Unscheduled Redeterminations.  The Borrower shall furnish to the Agent as soon as possible but in any event no later than November 1 of each year, beginning November 1, 2021 with an effective date of the prior October 1, with an engineering report in form and substance satisfactory to the Agent prepared by an independent petroleum engineering firm acceptable to Agent or by an in-house engineering report covering the Oil and Gas Properties based upon PV/9 utilizing economic and pricing parameters used by Agent as established from time to time, together with such other information concerning the value of the Oil and Gas Properties as the Lender shall deem necessary to determine the value of the Oil and Gas Properties.  By May 1 of each year, beginning May 1, 2022, with an effective date of the prior April 1, or within thirty (30) days after either (i) receipt of notice from Agent that a Lender requires an Unscheduled Redetermination, or (ii) Borrower gives notice to Agent of its desire to have an Unscheduled Redetermination performed, the Borrower shall furnish to the Agent and the Lenders an engineering report in form and substance satisfactory to Agent prepared by Borrower’s in-house engineering staff valuing the Oil and Gas Properties utilizing economic and pricing parameters used by the Lenders as established from time to time, together with such other information, reports and data concerning the value of the Oil and Gas Properties as the Lenders shall deem reasonably necessary to determine the value of such Oil and Gas Properties.  Upon receipt of such report, the Administrative Agent shall evaluate the information contained therein and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) as determined pursuant to paragraph “(c)” below. Agent shall by notice to the Borrower no later than June 1 and December 1 of each year, or within a reasonable time thereafter (herein called the “Determination Date”), notify the Borrower of the designation by the Lenders of the new Borrowing Base for the period beginning on such Determination Date and continuing until, but not including, the next Determination Date.  If an Unscheduled Redetermination is made by the Lenders, the Agent shall notify the Borrower within a reasonable time after receipt of all requested information of the new Borrowing Base and such new Borrowing Base shall continue until the next Determination Date.  If the Borrower does not furnish all such information, reports and data by any date specified in this Section 2.6(b), the Lenders may nonetheless designate the Borrowing Base at any amount which the Lenders in their reasonable discretion determine and may redesignate the Borrowing Base from time to time thereafter until the Lenders receive all such information, reports and data, whereupon the Lenders shall designate a new Borrowing Base as described above.  Lenders shall determine the amount of the Borrowing Base based upon the loan collateral value which Lenders in their discretion (using such methodology, assumptions and discounts rates as Lenders customarily use in assigning collateral value to oil and gas properties, oil and gas gathering systems, gas processing and plant operations) assigns to such Oil and Gas Properties and other Collateral of the Borrower at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrower and its affiliates) as Lenders customarily consider in evaluating similar oil and gas credits, but Lenders in their discretion shall not be required to give any additional positive value to any Oil and Gas Property over the current economic and pricing parameters used by Lenders for such Determination Date which additional value is derived directly from a Hedging Contract covering such Oil and Gas Property as of the date of such determination.  It is expressly understood that the Lenders have no obligation to designate the Borrowing Base at any particular amount or to ever increase the Borrowing Base, except in the exercise of its discretion, whether in relation to the Revolving Commitment or otherwise.  Provided, further, the Lenders shall not have the obligation to designate a Borrowing Base in an amount in excess of the Revolving Commitment or its legal or internal lending limits.

(c)General Procedures With Respect to Determination of Borrowing Base.  Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.6(c); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders.  Upon receipt of the notification from the Administrative Agent of the Proposed Borrowing Base, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in 2.6(b).  If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute all of the Lenders or the Required Lenders, as applicable, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.6(b).

2.7Prepayments.

(a)Voluntary Prepayments.  Borrower may, upon concurrent notice to Agent, from time to time and without premium or penalty, prepay any Loan, in whole or in part.  Any principal prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment and shall not postpone the due date of any subsequent principal payment or change the amount of any such payment.

(b)Mandatory Prepayment For Borrowing Base Deficiency.  In the event the Commitment Usage ever exceeds the Revolving Commitment as determined by Agent pursuant to the terms hereof (a “Borrowing Base Deficit”), the Borrower shall, within thirty (30) days after notification from the Agent, elect to cure the Borrowing Base Deficit by (A) by instruments reasonably satisfactory in form and substance to the Agent, provide the Lenders with collateral with value and quality in amounts satisfactory to Agent in its discretion in order to reduce the Borrowing Base Deficit to zero within ninety (90) days of notification by Agent, (B) repay the amount of the Borrowing Base Deficit in one payment within ninety (90) days of notification by Agent, (C) repay the amount of the Borrowing Base Deficit in no more than six (6) consecutive monthly installments of principal commencing on the first day of the calendar month immediately succeeding the month in which the Borrowing Base was so redetermined, or (D) a combination of (A), (B), and (C). If Borrower elects to make installment payments to eliminate the Borrowing

Base Deficit then until such deficiency is extinguished, any principal amounts outstanding will bear interest at the applicable contract rate of interest plus 200 additional Bps.  In the event Borrower fails to cure any such Borrowing Base deficiency within the time frame set forth above, interest on the outstanding balances shall accrue at a rate per annum equal to 5% plus the interest rate set forth in Section 2.3(a) above, but in no event to exceed the Highest Lawful Rate.

2.8Late Fees. To the extent any principal and interest due under any Loan Document is not paid within ten (10) calendar days of the due date therefore, and, to the extent that the following described fee is deemed to constitute interest, subject to Section 2.14, in addition to any interest or other fees and charges due hereunder or under the applicable Loan Document, Borrower shall pay to the Agent for the ratable benefit of the Lenders a late fee equal to 5% of the amount of the payment that was to have been made.  Borrower agrees that the charges set forth herein are reasonable compensation to Lenders for the acceptance and handling of such late payments.

2.9Other Fees.  In addition to certain fees described in Section 2.5(b), the Borrower shall pay those certain fees in the amounts and at the times specified below.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(a)Upfront Fee.  On the Closing Date, Borrower shall have paid to the Agent, for the ratable distribution to the Lenders, an upfront fee in the amount of $165,000.00.

(b)Agency Fee.  The Borrower shall pay to Administrative Agent for its own account any agency fees in the amounts and at the times specified in any agency fee letters between Administrative Agent and Borrower.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)Unused Commitment Fees.  From and following the Closing Date, Borrower shall pay Agent, for the ratable distribution to the Lenders, a fee in an amount equal to (1) the Available Commitment multiplied by (2) the Applicable Rate.  Such fee is to be paid quarterly in arrears on the first day of each calendar quarter, commencing October 1, 2021, and on the Maturity Date.

(d)Letter of Credit Fees.  Upon the issuance of each Letter of Credit, Borrower shall pay Lenders and the L/C Issuer, as applicable, those fees described in Section 2.5(b) above as well as a documentation fee in the amount of $250.00.

(e)Fee Letter.  In addition to certain fees described in paragraphs (a) through (d) above, the Borrower shall pay any fees in the amounts and at the times specified in any fee letters between Administrative Agent and Borrower.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10Additional Terms Pertaining to Interest.

(a)Computation of Interest and Fees.  All interest and fees under each Loan Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding of an Alternate Base Rate Loan and the first day of an Interest Period with respect to a LIBOR Loan shall be included in the calculation of interest.  The date of payment of an Alternate Base Rate Loan and the last day of an Interest Period with respect to a LIBOR Loan shall be excluded from the calculation of interest.  Interest on all Alternate Base Rate Loans is payable in arrears on the last day of each month and on the maturity of such Loans, whether by acceleration or otherwise.  Interest on LIBOR Loans shall be payable on the last day of the applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval.  In addition, interest on LIBOR Loans is due on the maturity of such Loans, whether by acceleration or otherwise.

(b)Illegality.  Notwithstanding any other provisions hereof, if any Law shall make it unlawful for any Lender to make, fund or maintain LIBOR Loans, such Lender shall promptly give notice of such circumstances to Agent and the Borrower.  In such an event, (1) the commitment of such Lender to make LIBOR Loans, continue LIBOR Loans as LIBOR Loans or convert Alternate Base Rate Loans to LIBOR Loans shall be immediately suspended and (2) outstanding LIBOR Loans shall be converted automatically to Alternate Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by law.

(c)LIBOR Breakage Fee.  Upon (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Agent of any applicable Request for Advance, (ii) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower to Section 11.10 or (iii) any payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall promptly pay Agent, for the ratable distribution to the Lenders, an amount equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) in connection with the re-employment of such funds) that Lenders, or any Lender, may sustain as a result of such default or such payment.  For purposes of calculating amounts payable to a Lender under this Subsection 2.10(c), Lenders shall be deemed to have actually funded the relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that Lenders may fund each of their LIBOR Loans in any manner they see fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection 2.10(c).

(d)Increased Costs.  If, after the Closing Date, a Change in Law:  (1) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the LIBOR pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender; or (2) shall impose on any Lender any other condition affecting its LIBOR Loans, the Notes (if any) or its obligation to make LIBOR Loans; and the result of anything described in clauses (1) above and (2) is to increase the cost to (or to impose a cost on) any Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by any Lender under this Agreement or under any of the Notes (if any) with respect thereto, then upon demand by Agent, on behalf of any such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to

Lenders), Borrower shall promptly pay to Lenders (or the Agent for the ratable benefit of the Lenders) such additional amount as will compensate Lenders for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Agent or any Lender first made demand therefor.

2.11Payments Generally; Administrative Agent’s Clawback.   (a) General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s share of such Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Advance available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, but not in excess of the Highest Lawful Rate, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the Loans described in Section 2.3(a).  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, but not in excess of the Maximum Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 7 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Sections 10.6 and 10.13(a) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Sections 10.6 and 10.13(a) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Sections 10.6 and 10.13(a).

(e)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in Letter of Credit Liabilities held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its Pro Rata Part thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in Letter of Credit Liabilities of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)If any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)The provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower  thereof (as to which the provisions of this Section shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

2.13Taxes.

(a)Any and all payments by the Borrower to or for the account of any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Lenders, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which any Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to such Lender the original or a certified copy of a receipt evidencing payment thereof.

(b)In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Lender, the Borrower shall also pay to such Lender, at the time interest is paid, such additional amount that such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)The Borrower agrees to indemnify the Lenders for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by any Lender, (ii) other amounts payable under this Section and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date any Lender makes a demand therefor.

(e)Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

2.14Highest Lawful Rate.  It is the intention of the parties hereto to comply strictly with any applicable usury laws as in effect from time to time and, in this regard, there shall never be taken, received, contracted for, collected, charged or received on any sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate.

If, under any circumstances, the aggregate amounts paid on the Loan or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the fullest extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of the Borrower and the Lenders; and the Lenders shall promptly credit the amount of such excess to the principal amount of the outstanding Obligations, or if the principal amount of the Obligations shall have been paid in full, refund the amount of such excess to the Borrower (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Lenders or notice thereof from the Borrower.

If the maturity of the Note is accelerated by reason of an election of the Lenders or Agent on behalf of the Lenders resulting from any Event of Default or otherwise, or in the event of any prepayment, then such consideration that constitutes interest under applicable laws may never include amounts which are more than the Highest Lawful Rate, and the amount of such excess, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Lenders, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lenders on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded by the Lenders to the Borrower.

All sums paid, or agreed to be paid, to the Lenders for the use, forbearance and detention of the proceeds of the Loan hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

SECTION 3

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lenders that:

3.1Existence, Qualification and Power; Compliance with Laws.  It is (a) to the extent applicable, a corporation validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (c) or this clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.2Authorization; No Contravention.  The execution, delivery and performance by it of each Loan Document to which it is party, have been duly authorized by all necessary corporate action and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law.

3.3Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower of this Agreement or any other Loan Document.

3.4Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by it.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

3.5Financial Statements; No Material Adverse Effect.

(a)The financial statements of Borrower dated as of June 30, 2021 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower including liabilities for taxes, material commitments and Indebtedness.

(b)Since the date of the financial statements referenced above, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

3.6Litigation.  Except as specifically disclosed in Schedule 3.6, there are no actions, suits, proceedings, claims or disputes pending or, to its knowledge after due and diligent investigation, or threatened, in writing,  at law, in equity, in arbitration or before any Governmental Authority, by or against it or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to its business, this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

3.7No Default.  There is no default by it presently or which has occurred and is continuing that with notice and passage of time would constitute an Event of Default under (a) the Loan Documents or (b) any other Contractual Obligation, which default could reasonably be expected to result in a Material Adverse Effect.

3.8Ownership of Property; Liens.  It has defensible title in fee simple to, or valid leasehold interests in, all real and personal property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, its property is subject to no Liens, other than Liens permitted by Section 5.1.

3.9Environmental Compliance.   It is not aware nor has it been notified of any violation of any Environmental Laws as such laws pertain to the Oil and Gas Properties of Borrower which could reasonably be expected to result in a Material Adverse Effect.

3.10Insurance.  Borrower maintains insurance in such amounts and against such risks as are common in the oil and gas industry for owners of non-operating oil and gas interests.

3.11Taxes.  It has filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being Contested in Good Faith. There is no proposed tax assessment against it  that would, if made, have a Material Adverse Effect.

3.12ERISA Compliance.  It is in compliance in all material respects with the applicable provisions of ERISA, and no “reportable event”, as such term is defined in Section 403 of ERISA, has occurred with respect to any Plan of Borrower.

3.13Public Utility Holding Company Act.  Borrower is not a “holding company”, or “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

3.14Subsidiaries.  As of the Closing Date, it has no Subsidiaries and currently has no equity position in any other Person except as shown in Schedule 3.14.

3.15Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)It is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)Neither it nor any Person controlling it,  (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an affiliate of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

3.16Disclosure.  No statement, information, report, representation, or warranty made by it in any Loan Document or furnished to the Lenders or to Agent on behalf of the Lenders in connection with any Loan Document contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

3.17Intellectual Property; Licenses, Etc.  It owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best of its knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by it  infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to its knowledge, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

3.18Location of Business Records.  Its principal place of business is in the State of Oklahoma.  It maintains records pertaining to collateral pledged under the Collateral Documents, its business and other contract rights at its notice address as provided in Section 11.2(a) herein or at such other address as it designates for such purpose in a written notice to the Administrative Agent.

3.19Solvency.  Upon giving effect to the issuance of the Note, the execution of the Loan Documents by it and the consummation of the transactions contemplated hereby, it and each Subsidiary will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar laws).

3.20Anti-Terrorism; Anti-Corruption Laws and Sanctions.

(a)Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower and its Subsidiaries and their respective directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)Borrower and its Subsidiaries and their respective managers, officers and directors and, to the knowledge of Borrower, their respective employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower or any of its Subsidiaries being designated as a Sanctioned Person.

(c)None of (i) the Borrower or its Subsidiaries or any of their respective managers, officers or directors or (ii) to the knowledge of Borrower, any employee or agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (A) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States) (50 U.S.C. App. §§ 1 et seq.), (B) is in violation of (1) the Trading with the Enemy Act, (2), any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto, (3) the Patriot Act (collectively, the “Anti-Terrorism Laws”) or (C) is a Sanctioned Person.

(d)No Advance or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender, the Agent or the L/C Issuer) of any Anti-Terrorism Laws or Anti-Corruption Laws.

3.21Not an EEA Financial Institution. Neither Borrower nor any of its Subsidiaries is an EEA Financial Institution.

3.22Swap Representations.  Borrower hereby represents and warrants to Lenders and covenants that:

(a)the rate, asset, liability or other notional item underlying any Specified Swap Agreement regarding an interest or monetary rate, or foreign exchange swap, entered into or executed in connection with this Agreement is, or is directly related to, a financial term hereof;

(b)the aggregate notional amount of all Swap Agreements entered into or executed by Borrower in connection with the financial terms of this Agreement, whether entered into or executed with Borrower or any other individual or entity, will not at any time exceed the aggregate principal amount outstanding hereunder, as such amounts may be determined or calculated contemporaneously from time to time during and throughout the term of this Agreement;

(c)the purpose of any Swap Agreements in respect of any commodity entered into or executed in connection with this Agreement is to hedge commodity price risks incidental to the Borrower’s business and arising from potential changes in the price of such commodity; and

(d)each Swap Agreement entered into or executed in connection with this Agreement mitigates against the risk of repayment hereof and is not for the purpose of speculation.

For purposes of this Section 3.22, the term (i) “financial term” shall include, without limitation, the duration or term of this Agreement, rate of interest, the currency or currencies in which the Loans are made and its principal amount, and (ii) “transfer of principal” means any draw of principal under this Agreement, any amendment, restructuring, extension or other modification of this Agreement.

3.23Survival of Representations. Subject to the provisions of Section 11.9 below, all representations and warranties made by it herein will survive the delivery of the Loan Documents and the making of the Loans evidenced thereby, and any investigation at any time made by or on behalf of the Lenders will not diminish the Lenders’ right to rely thereon.  All statements contained in any certificate or other instrument delivered by or on behalf of it under or pursuant to this Agreement or in connection with the transactions contemplated hereby will constitute representations and warranties made by it hereunder.

SECTION 4

AFFIRMATIVE COVENANTS

So long as the Lenders, or any Lender, shall have any Revolving Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall:

4.1Financial Statements and Other Deliveries.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a)Annual Financial Statements.  As soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited (with respect to such consolidated financial statements) and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)Interim Financial Statements.

(i)As soon as available, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders' equity and statement of cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end and audit adjustments and the absence of footnotes.

(ii)In conjunction with the delivery of the financial statements required by Section 4.1(b)(i) above, and at such other times as Borrower places any new Hedging Contract with a counter-party other than a Lender, a hedging report on any and all outstanding Hedging Contracts detailing, among other things, a summary of Borrower’s existing hedging positions under all Hedging Contracts (including physical and financial hedges, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas, and other commodities), including the counterparties, type, term, effective date, termination date, and notional volumes and prices for such volumes, the hedged prices, interest rates, or exchange rates, as applicable, the current mark-to-market on each Hedge Transaction, and any new credit support agreements relating thereto not previously disclosed to Administrative Agent.  Further, Borrower shall deliver to Agent within five (5) business days of its execution of any trade pursuant to any Hedging Contract with a counterparty other than a Lender, Borrower shall deliver a true and correct copy of the trade confirmations.

(c)Public Filings.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto

(d)Annual Reserve Report.  As soon as available, and in any event by November 1 of each fiscal year, Borrower shall provide the Administrative Agent and each Lender with an engineering report, effective as of October 1, in form and substance satisfactory to the Administrative Agent prepared by an independent petroleum engineering firm acceptable to Administrative Agent (“Approved Engineering Firm”) covering the Oil and Gas Properties of the Borrower based on a present worth value discounted at nine percent (9.00%), utilizing economic and pricing parameters used by Lender as established from time to time, together with such other information concerning the value of the consolidated Oil and Gas Properties of the Borrower as the Administrative Agent shall deem necessary to determine the value of the Oil and Gas Properties of the Borrower.

(e)Interim Reserve Report.  On or as of May 1 of each year, effective as of April 1, and within thirty (30) days after either (i) receipt of notice from Administrative Agent that the Lenders require an Unscheduled Redetermination, or (ii) the Borrower gives notice to Administrative Agent of its desire to have an Unscheduled Redetermination performed, the Borrower shall furnish to the Administrative Agent  and each Lender (with an effective date acceptable to Administrative Agent), with an in-house engineering report in form and substance satisfactory to the Administrative Agent covering the Borrower’s Oil and Gas Properties based on a present worth value discounted at nine percent (9.00%), utilizing economic and pricing parameters used by Lenders as established from time to time, together with such other information concerning the value of the Borrower’s Oil and Gas Properties as the Lenders shall deem necessary to determine the value of the Borrower’s Oil and Gas Properties.

(f)Annual Budget.  Deliver to the Administrative Agent within ninety (90) days after the end of each fiscal year, a budget and cash flow projection for the subsequent fiscal year.

(g)Schedule of Volumes and Prices.  Deliver to the Administrative Agent within sixty (60) days after the end of each fiscal quarter, a schedule of volumes Hydrocarbons sold and prices received with respect to Borrower’s Oil and Gas Properties for the fiscal quarter.

(h)Lease Operating Statement.  Deliver to the Administrative Agent within sixty (60) days after the end of each fiscal quarter, on a lease-by-lease or unit basis, showing the gross proceeds from the sale of oil, gas, and associated hydrocarbons produced from the Oil and Gas Properties, the quantity of oil, gas, and associated hydrocarbons sold, the severance, gross production, occupation, or gathering taxes deducted from or paid out of the proceeds, the lease operating expenses, intangible drilling costs, and capital expenditures, the number of wells operated, drilled, or abandoned, and such other information as Administrative Agent may reasonably request.

(i)Certificates; Other Information.  Deliver to the Administrative Agent and, in form and detail satisfactory to the Administrative Agent:

(i)concurrently with the delivery of the financial statements referred to in Sections 4.1(a) and 4.1(b), a duly completed Compliance Certificate signed by the Chief Financial Officer of the Borrower;

(ii)promptly after any request by Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to Borrower’s members or board of directors, as applicable (or the audit committee of the board of directors or members), by independent accountants in connection with the accounts or books of Borrower , or any audit of any of them; and

(iii)promptly, such additional information regarding the business, financial or corporate affairs of Borrower  as Administrative Agent, may from time to time request.

As to any information contained in materials furnished pursuant to Section 4.1(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

4.2Notices.  Promptly notify the Administrative Agent:

(a)of the occurrence of any Default or Event of Default;

(b)of any matter that has resulted or may result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower, including pursuant to any applicable Environmental Laws;

(c)of any litigation, investigation or proceeding affecting Borrower in which the amount involved exceeds the Threshold Amount or which could result in a monetary penalty in excess of the Threshold Amount, or in which injunctive relief or similar relief is sought, which relief, if granted, could reasonably be expected to have a Material Adverse Effect;

(d)of the occurrence of any ERISA Event; and

(e)of any material change in accounting policies or financial reporting practices by Borrower.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 4.2(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

4.3Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Contested in Good Faith; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

4.4Contractual Obligations.  Comply with and/or perform all Contractual Obligations, whether now or hereafter existing, between Borrower and any other party.

4.5Preservation of Existence, Etc.  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in a transaction permitted by Sections 5.4 or 5.5; and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

4.6Maintenance of Properties.  (a) Maintain, preserve and protect all property and equipment useful and necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

4.7Maintenance of Insurance.  Borrower now maintains and will continue to maintain insurance with financially sound and reputable insurers with respect to its assets against such liabilities, fires, casualties, risks and contingencies and in such types and amounts as is customary in the case of persons engaged in the same or similar businesses and similarly situated.  Upon request of the Administrative Agent, the Borrower will furnish or cause to be furnished to the Administrative Agent from time to time a summary of the respective insurance coverage of Borrower in form and substance satisfactory to the Administrative Agent, and, if requested, will furnish the Administrative Agent copies of the applicable policies.  Upon demand by Administrative Agent any insurance policies covering any properties securing the Obligations shall be endorsed (i) to provide that such policies may not be canceled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Administrative Agent, (ii) to provide for insurance against fire, casualty and other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated business and properties) of the property insured, and (iii) to provide for such other matters as the Administrative Agent may reasonably require.  Additionally, the Borrower shall at all times maintain adequate insurance with respect to all of its other assets and wells in accordance with prudent business practices.

4.8Taxes and Other Liens.  Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any Borrower, or upon the Collateral, income or any assets or other property of Borrower, as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien or other encumbrance upon any or all of the assets or property of Borrower and which could reasonably be expected to result in a Material Adverse Effect; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be Contested in Good Faith, levy and execution thereon have been stayed and continue to be stayed and if Borrower shall have set up adequate reserves therefor, if required, under GAAP.

4.9Compliance with Laws.  Comply in all material respects with the requirements of all Laws applicable to Borrower or to Borrower’s business or property, except in such instances in which (i) such requirement of Law is being Contested in Good Faith or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

4.10Environmental Compliance and Reports.  To the extent it operates any oil and gas properties, comply in all respects with any and all Environmental Laws; not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower's part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; and furnish to Administrative Agent promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower's part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

4.11Environmental Studies.  To the extent it operates any oil and gas properties, promptly conduct and complete at Borrower’s expense all such environmental investigations and testings as may be reasonably requested by Administrative Agent or any Governmental Authority following any material change in any environmental conditions affecting any portion of the Oil and Gas Property or following an action(s) threatened by a Governmental Authority based upon an environmental condition.  To the extent it does not operate any Oil and Gas Properties, Borrower covenants and agrees to use reasonable efforts to cause the operator of any such Oil and Gas Properties to conduct the investigations described above following any such material change in any environmental conditions affecting any portion of the Oil and Gas Properties.

4.12Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or any such Subsidiary, as the case may be.

4.13Management and Operation of Business.

(a)Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Lender prior to any change in executive and management personnel; and conduct its business affairs in a reasonable and prudent manner.

(b)To the extent it operates any oil and gas properties, obtain and maintain all permits, licenses, easements and rights-of-way from governmental authorities and abutting landowners which are considered necessary for the proper operation of their respective businesses.

4.14Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its company, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.  Provided further, nothing herein, shall be deemed to permit Administrative Agent to inspect or review if such actions will interfere with the day-to-day operations.  In addition, the Borrower shall allow the Administrative Agent to perform an annual field audit at Borrower’s cost.

4.15Compliance with ERISA.  Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

4.16Performance of Obligations.  Pay the Note and other obligations incurred by it hereunder according to the reading, tenor and effect thereof and hereof; and Borrower will do and perform every act and discharge all of the obligations provided to be performed and discharged by Borrower under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

4.17Use of Proceeds.  Use the proceeds of the Loan to refinance amounts outstanding under its existing credit facility, to pay costs and any other amounts necessary to terminate or novate the Existing BOK Hedges, and to provide funds for oil and gas exploration, production, acquisitions, and general working capital.

4.18Operation of Properties.  Except as provided in Section 4.19 and 4.20 below and only to the extent Borrower is an “operator” of any Oil and Gas Properties, Borrower will operate, or use reasonable efforts to cause to be operated, all Oil and Gas Properties in a careful and efficient manner in accordance with the practice of the industry and in compliance in all material respects with all applicable laws, rules, and regulations, and in compliance in all material respects with all applicable proration and conservation laws of the jurisdiction in which the properties are situated, and all applicable laws, rules, and regulations, of every other agency and authority from time to time constituted to regulate the development and operation of the properties and the production and sale of hydrocarbons and other minerals therefrom; provided, however, that Borrower shall have the right to contest in good faith by appropriate proceedings, the applicability or lawfulness of any such law, rule or regulation and pending such contest may defer compliance therewith, as long as such deferment shall not subject the properties or any part thereof to foreclosure or loss.

4.19Compliance with Leases and Other Instruments.  The Borrower will pay or cause to be paid and discharged or establish adequate reserves to secure the payment of all rentals, delay rentals, royalties, production payment, and indebtedness required to be paid by Borrower (or required to keep unimpaired in all material respects the rights of Borrower in the Oil and Gas Properties), accruing under, and perform or cause to be performed in all material respects each and every act, matter, or thing required of Borrower by each and all of the assignments, deeds, leases, subleases, contracts, and agreements in any way relating to Borrower or any of the Oil and Gas Properties and do all other things necessary of Borrower to keep unimpaired in all material respects the rights of Borrower thereunder and to prevent the forfeiture thereof or default thereunder; provided, however, that nothing in this Agreement shall be deemed to require Borrower to perpetuate or renew any oil and gas lease or other lease by payment of rental or delay rental or by commencement or continuation of operations nor to prevent Borrower from abandoning or releasing any oil and gas lease or other lease or well thereon when, in any of such events, in the opinion of Borrower exercised in good faith, it is not in the best interest of the Borrower to perpetuate the same.

4.20Certain Additional Assurances Regarding Maintenance and Operations of Properties.  With respect to those Oil and Gas Properties which are being operated by operators other than Borrower, Borrower shall not be obligated to perform any undertakings contemplated by the covenants and agreement contained in Sections 4.18 or 4.19 hereof which are performable only by such operators and are beyond the control of Borrower; however, the Borrower agrees to promptly take all reasonable actions available under any operating agreements or otherwise to bring about the performance of any such material undertakings required to be performed thereunder.

4.21Sale of Certain Assets/Prepayment of Proceeds.  Except with respect to sales permitted under Section 5.2 hereof, the Borrower will immediately pay over to the Administrative Agent, for the ratable benefit of the Lenders, as a prepayment of principal on the Notes, an amount equal to 100% of the Release Price (hereafter defined) received by Borrower from the sale of any Oil and Gas Properties, which sale has been approved in advance by the Lenders.  The term “Release Price” as used herein shall mean a price determined by the Lenders in their discretion based upon the loan collateral value which Lenders in their discretion (using such methodology, assumptions and discounts rates as Lenders customarily use in assigning collateral value to oil and gas properties, oil and gas gathering systems, gas processing and plant operations) assigns to such Oil and Gas Properties at the time in question.  Any such prepayment of principal on the Notes required by this Section 4.21, shall not be in lieu of, but shall be in addition to, any mandatory prepayment of principal required to be paid pursuant to Section 2.7 hereof.

4.22Title Matters.  Upon reasonable request of Administrative Agent, the Borrower will furnish Administrative Agent with title opinions and/or title information, to the extent the same are in the possession of Borrower, reasonably satisfactory to Administrative Agent showing defensible title of Borrower to at least eighty percent (80%) or such lesser percentage approved by Administrative Agent in writing (the “Required Title Percentage”) of the Oil and Gas Properties covered by the Collateral Documents, subject only to the Permitted Liens.  As to any Oil and Gas Properties hereafter mortgaged to Lenders, Borrower will promptly (but in no event more than thirty (30) days following such request), upon request furnish Administrative Agent with title opinions and/or title information, to the extent the same are in the possession of Borrower,  reasonably satisfactory to Administrative Agent covering a sufficient value of such Oil and Gas Properties to maintain the Required Title Percentage of the aggregate Engineered Value of the Oil and Gas Properties.  Said title information shall show defensible title of the applicable Borrower to such Oil and Gas Properties subject only to Permitted Liens; and Administrative Agent may exclude any Oil and Gas Property from the Borrowing Base if it is subject to a material title issue not cured by Borrower within a reasonable time.  As used in this Agreement, “defensible title” shall mean such title as is customarily accepted in the oil and gas industry by purchasers of, or lenders secured by, properties similar to the Oil and Gas Properties as having defects in title not reasonably likely to result in a Material Adverse Effect upon the Engineered Value of the Oil and Gas Properties

4.23Curative Matters.  Within sixty (60) days after receipt by Borrower from Administrative Agent or its counsel of written notice of objections to defensible title the Administrative Agent reasonably requires to be cured, Borrower shall either (i) provide such curative information, in form and substance satisfactory to Administrative Agent, or (ii) substitute Oil and Gas Properties of value and quality satisfactory to the Administrative Agent for all of Oil and Gas Properties for which such title curative was requested but upon which Borrower elected not to provide such title curative information, and, within sixty (60) days of such substitution, provide title opinions or title information satisfactory to the Administrative Agent establishing defensible title to the Oil and Gas Properties so substituted.

4.24Property Acquisitions.  Following a reasonable request from Administrative Agent, Borrower shall promptly upon a material acquisition of any Oil and Gas Properties grant Lenders a mortgage lien and/or security interest in any such Oil and Gas Properties.

4.25Additional Property.  From and following the occurrence of an event constituting a Material Adverse Effect, Borrower shall, within five (5) days after receiving a written request thereof from Administrative Agent, execute and deliver, or cause to be executed and delivered, such mortgages, deeds of trust, instruments, security agreements, assignments, financing statements, and other documents, as may be reasonably necessary in the opinion of Administrative Agent and Administrative Agent’s counsel, to grant Lenders valid first mortgage liens and first, prior and perfected security interests in and to additional Oil and Gas Properties of such value as Administrative Agent shall deem necessary to provide additional security for full and prompt payment of all amounts owed hereunder and under the Notes.  At Administrative Agent’s option and on request therefore, Borrower will furnish Administrative Agent title opinions covering such additional Oil and Gas Properties prepared by counsel not employed by Borrower (or such other evidence as to Borrower’s ownership thereof and its revenue interest therein or attributable thereto as Administrative Agent may reasonably require), in form and substance satisfactory to Administrative Agent, subject only to title defects approved by Lender.

4.26Letters In Lieu of Transfer Orders.  Borrower shall promptly upon the reasonable request of the Administrative Agent, at any time and from time to time, execute such letters in lieu of transfer orders, in addition to the letters signed by Borrower and delivered to the Administrative Agent in satisfaction of the conditions set forth in Section 7.1 hereof, as are necessary or appropriate to transfer and deliver to the Administrative Agent proceeds from or attributable to any Oil and Gas Property or other Collateral.  The Lenders agree that none of the letters in lieu of transfer orders provided by the Borrower pursuant to this Section 4.26 will be sent to the addressee prior to the occurrence of an Event of Default, at which time the Lenders may, at their option and in addition to the exercise of any of its other rights and remedies, send any and all of such letters to such addressees; provided, however, that upon the occurrence of an Event of Default other than those specified in Sections 8.1(g) and (h), neither the Lenders nor the Administrative Agent on behalf of the Lenders shall send any or all of such letters until the applicable period to cure, if any, such Default has lapsed without such Default being cured.  Borrower hereby designates the Administrative Agent as its agent and attorney in fact, to act in its name, place and stead for the purpose of completing and delivering any and all letters in lieu of transfer orders delivered by Borrower to the Lenders pursuant to the terms hereof, including, without limitation, completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral.  Borrower hereby ratifies and confirms all that the Lender shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney.  This power of attorney is coupled with the interests of the Lenders in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable until the obligations, if any, of the Lenders hereunder have terminated and the full satisfaction of all obligations due hereunder or under the Notes.  The powers conferred on Lenders and/or the Administrative Agent by this appointment may only be exercised by the Lenders and/or the Administrative Agent by execution by any Person who, at the time of exercise, is an officer of such Lender or Administrative Agent, and are solely to protect the interests of the Lenders under the Loan Documents and shall not impose any duty upon the Lenders to exercise any such powers.  The Lenders shall be accountable only for amounts that it actually receives or has expressly directed that others receive as a result of the exercise of such powers and shall not be responsible to Borrower, or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

4.27Division Orders.  The Borrower shall upon reasonable request and from time to time following the occurrence of any Event of Default provide division orders on its Oil and Gas Properties mortgaged hereunder and execute such division and/or transfer orders as are necessary or appropriate to transfer and deliver to the Lender proceeds from the sale of Hydrocarbon production from or attributable to any Oil and Gas Property; provided, however, that the Lenders shall only send or deliver such division orders and/or transfer orders in accordance with Section 4.26 hereof.

4.28Take or Pay Agreement.  The Borrower shall, in connection with its delivery of the engineering reports required by Sections 4.1(d) and 4.1(e) hereof, deliver to Administrative Agent copies of contracts or other agreements concerning “take or pay” and “prepayment”, and provide notice of all of its gas balance liabilities.

4.29Deposit Accounts.  Borrower shall maintain its primary deposit and operating accounts with Independent Bank.

4.30Swap Covenants.  Borrower hereby covenants that:

(a)Existing BOK Hedges.  On or before the Closing Date, Borrower shall cause each of the Existing BOK Hedges to be terminated or novated on terms reasonably acceptable to Administrative Agent.

(b)Unwinding of Swap Agreements.  Except as required above, Borrower shall not unwind, sell, terminate, restructure, modify or otherwise affect (any of the foregoing, an “Unwind” or “Unwinding”) any Swap Agreement without the Agent’s prior written consent where the net marked to market economic effect of such Unwinding on the date thereof is negative (which, if such Unwinding is settled for cash only, shall equal the net amount of cash the Borrower receives).

(c)Replacement Hedges.  Within three (3) Business Days (or such longer period as Administrative Agent shall approve in writing) of the Closing Date, Borrower shall enter into Hedging Contracts with BP Energy Company covering substantially all of the volumes previously covered by the Existing BOK Hedges and with tenors and on terms reasonably acceptable to Administrative Agent.

(d)Minimum Hedging.  Within thirty (30) days of the end of each fiscal quarter on a rolling basis, the Borrower shall at all times maintain Swap Agreements with one or more Approved Counterparties with the purpose and effect of (i) fixing prices on crude oil (including natural gas liquids) and natural gas expected to be produced by the Borrower for at least 45% of all the Borrower’s aggregate Projected Oil and Gas Production anticipated (at the time such Swap Agreement is entered into) to be sold in the ordinary course of the Borrower’s business for the ensuing twelve (12) months, calculated separately for crude oil (including natural gas liquids) and natural gas, and (ii) fixing prices on crude oil (including natural gas liquids) and natural gas expected to be produced by the Borrower for at least 25% of the Borrower’s Projected Oil and Gas Production anticipated (at the time such Swap Agreement is entered into) to be sold in the ordinary course of the Borrower’s business for the ensuing months thirteen (13) through eighteen (18), calculated separately for crude oil (including natural gas liquids) and natural gas (compliance with this Section 4.30(d) to be determined by Administrative Agent in its sole discretion as of the date of each report delivered pursuant to Section 4.1(a) and 4.1(b)(i)).

4.31Additional Assurances.  The Borrower shall make, execute and deliver to Administrative Agent such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, instruments, documents and other agreements as Administrative Agent or its attorneys may reasonably request to evidence and secure the Loans and to perfect all Liens, to the extent consistent with the provisions of this agreement and obligations of Borrower hereunder.

4.32Percentage of Properties Subject to Mortgage.  The properties mortgaged to the Administrative Agent for the benefit of the Lenders shall represent not less than 80% of the total value of Borrower’s proved, developed and producing Oil and Gas Properties owned by Borrower. Borrower shall execute such mortgages and/or deeds of trust or amendments thereto as Administrative Agent may reasonably require in order to maintain the percentage coverage so determined by Administrative Agent.

SECTION 5

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loans or other Obligation shall remain unpaid or unsatisfied, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, without the prior written consent of the requisite percentage of Lenders:

5.1Liens.  Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following: (a) Liens pursuant to any Loan Document and (b) Permitted Liens.

5.2Sale of Assets.   Sell, lease, transfer or otherwise dispose of, in any fiscal year, any of its oil and gas assets except for (A) sales of production from Borrower’s Oil and Gas Properties made in the ordinary course of Borrower’s oil and gas businesses, (B) sales made with the consent of Administrative Agent hereof; (C) sales, leases or transfers or other dispositions of Oil and Gas Properties made by Borrower during any fiscal year, in one or any series of transactions, the aggregate value of which does not exceed ten percent (10%) of the Borrowing Base between consecutive Determination Dates if, and only if, such sale, lease, transfer or other disposition does not result in the occurrence of a Default or Event of Default; and (D) sales, leases or transfers or other dispositions of Oil and Gas Properties made by Borrower during any fiscal year, in one or any series of transactions, the aggregate value of which exceeds ten percent (10%) of the Borrowing Base between consecutive Determination Dates; provided that: (u) at least seventy-five percent (75%) of the consideration received in respect of such disposition shall be cash, (v) Borrower shall provide written notice of the sale to Administrative Agent at least ten (10) days prior to closing to the extent any of the sale properties for which a partial release of the Collateral Documents is needed (and with copies of the sales agreements at least three (3) days prior to the closing), (w) the net sales proceeds received or other consideration received in respect of such sale or other disposition of any Oil and Gas Properties shall be equal to or greater than the fair market value of such Oil and Gas Properties; (x) the sale is consummated concurrently with an Unscheduled Redetermination of the Borrowing Base, (y) any resulting Borrowing Base deficiency after such Unscheduled Redetermination is promptly eliminated by a single lump sum payment; and (z) there is no existing Default or Event of Default, and such sale, lease, transfer or other disposition does not result in the occurrence of a Default or Event of Default.

5.3Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness in excess of the Threshold Amount, in the aggregate, except:

(a)Indebtedness under the Loan Documents;

(b)Indebtedness outstanding on the date hereof and listed in the financial statements of Borrower provided to the Lenders in connection with the transaction contemplated by this Agreement, and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)Guaranty Obligations of Borrower  in respect of Indebtedness otherwise permitted hereunder of the Borrower ;

(d)Obligations (contingent or otherwise) of Borrower  existing or arising under any Swap Agreement, provided that (i) such Obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view;” and (ii) such Swap Obligations are with an Approved Counterparty;

(e)Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the Threshold Amount;

(f)unsecured Indebtedness in an aggregate principal amount not to exceed the Threshold Amount at any time outstanding.

5.4Investments.  Make any Investments, except:

(a)Investments other than those permitted by subsections (b) through (f) that are existing on the date hereof and listed in the financial statements of the Borrower provided to the Lenders in connection with the transaction contemplated by this Agreement;

(b)Investments held by the Borrower in the form of cash equivalents or short term marketable securities;

(c)Investments occurring in the normal course of Borrower’s business; provided, however, Borrower shall not create any new Subsidiary without the prior written consent of Agent;

(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(e)Guaranty Obligations permitted by Section 5.3;

(f)Investments (including, without limitation, any acquisitions of Oil and Gas Properties) by the Borrower using capital raised; and

(g)other Investments not exceeding the Threshold Amount in the aggregate in any fiscal year of the Borrower.

5.5Sale or Discount of Receivables.  Discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

5.6Fundamental Changes.  Merge, consolidate with or into any Person; convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired); form or acquire a Subsidiary or acquire an ownership interest in another Person other than in the ordinary course of Borrower’s business; or change the controlling ownership of Borrower  except that, so long as no Default or Event of Default exists or would result therefrom:

(a)any Subsidiary may merge with (i) Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b)any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or to another Subsidiary; provided that if the seller in such a transaction is a wholly-owned Subsidiary, then the purchaser must-also be-a wholly-owned Subsidiary.

5.7Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)Dispositions of obsolete or worn out Collateral, whether now owned or hereafter acquired, in the ordinary course of business;

(b)Dispositions of inventory in the ordinary course of business;

(c)Dispositions of equipment or personal property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property or (iii) the members or senior management of the Borrower or such Subsidiary has determined in good faith that the failure to replace such property will not be detrimental to the business of Borrower or such Subsidiary, and the proceeds of such Disposition are applied to as a prepayment in accordance with the terms of Section 2.7 herein, as determined by the Administrative Agent;

(d)Dispositions of property by any Subsidiary to Borrower or to a wholly-owned Subsidiary;

(e)Dispositions permitted by Section 5.2;

(f)Dispositions permitted by this Section 5.7; provided, however, that any Disposition pursuant to clauses (a) through (d) shall be for fair market value; and

(g)Dispositions of the Collateral to the extent: (i) proceeds of the Disposition are used to make a prepayment in accordance with the terms of Section 2.7 herein or pay off the Notes and (ii) the sale and resulting application of proceeds from the sale does not cause a violation of the covenants set forth in Section 6 below.

5.8Lease Obligations.  Enter into or agree to enter into, any rental or lease agreement resulting or which would result in aggregate rental or lease payments of the Borrower exceeding $1,000,000.00 in the aggregate in any fiscal year of the Borrower under all rental or lease agreements under which Borrower is a lessee of the property or assets covered thereby; provided, however, that the foregoing restriction shall not apply to oil, gas and mineral leases or permits or similar agreements entered into in the ordinary course of business or orders of any governmental authority adjudicating the rights or pooling the interests of the owners of oil and gas properties or lease agreements in effect as of the date hereof.

5.9Accounts Payable.  Allow its accounts payable to become in excess of 120 days past due, from the date of invoice, except such accounts payable as are being Contested in Good Faith.

5.10Environmental Laws.  Cause any violation of applicable environmental laws, nor, to the extent it operates any Oil and Gas Properties, permit any environmental lien to be placed on any of its Oil and Gas Properties, while Borrower leases or controls such Oil and Gas Property.  The Borrower and its successors and permitted assigns, agree to defend, indemnify and hold harmless Administrative Agent, Lenders and their directors, officers, employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns, from and against any and all claims, demands, judgments, settlements, damages, actions, causes of actions, injuries, administrative orders, consent agreements and orders, liabilities, penalties, costs, including, but not limited to, any cleanup costs, and all expenses of any kind whatsoever, including claims arising out of loss of life, injury to persons, property, or business or damage to natural resources in connection with the activities of Borrower arising out of the actual, alleged or threatened use, discharge, dispersal, release, storage, treatment, generation, disposal or escape of pollutants or other toxic or hazardous substances, including any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals and waste (including materials to be recycled, reconditioned or reclaimed); or the use, specifications, or inclusion of any product, material or process containing chemicals, the failure to detect the existence or proportion of chemicals in the soil, air, surface water or groundwater, or the performance or failure to perform the abatement of any pollution source or the replacement or removal of any soil, water, surface water, or groundwater-containing chemicals.  The Borrower and its successors and permitted assigns, shall bear, pay and discharge when and as the same becomes due and payable, any and all such judgments or claims for damages, penalties or otherwise against Administrative Agent and/or Lenders as described herein, shall hold Administrative Agent and/or Lenders harmless for those judgments or claims, and shall assume the burden and expense of defending all suits, administrative proceedings, and negotiations of any description with any and all persons, political subdivisions or government agencies arising out of any of the occurrences set forth herein.  It is agreed that if, and as often as, the Administrative Agent and/or any Lender is required to become involved in any action or proceeding commenced by any governmental authority with respect to storage, disposal or cleanup of any toxic or hazardous materials in connection with any of its Oil and Gas Properties, the Borrower shall pay to Administrative Agent and/or such Lender its reasonable attorney’s fees together with all court costs or other disbursements relating to such Oil and Gas Property, which sums shall be secured by the Loan Documents.  The obligation defined in this paragraph applies to Borrower’s tenure of ownership related to the Oil and Gas Properties.

Borrower shall indemnify and hold Administrative Agent and/or Lenders harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without  limitation,  reasonable attorneys’ fees and expenses; provided, however, Borrower may provide legal counsel for Administrative Agent and/or Lenders by counsel experienced in such matters subject to Administrative Agent’s good faith approval), arising directly or indirectly, in whole or in part, from (a) the presence of any Hazardous Materials on, under or from the Oil and Gas Properties owned or leased by Borrower, whether prior to or during the term hereof, (b) any activity carried on or undertaken on or off any property of Borrower, whether prior to or during the term hereof, and whether by Borrower, or any predecessor in title, employee, agent, contractor or subcontractor of Borrower, or any other Person at any time occupying or present on such property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation or disposal of any Hazardous Materials at any time located or present on or under such property, (c) any residual contamination on or under any property of Borrower or leased by or to Borrower, or (d) any contamination of any Oil and Gas Property or Hydrocarbons of Borrower arising in connection with the generation, use, handling, storage, transportation or disposal of any Hazardous Materials by Borrower, or any employee, agent, contractor or subcontractor of Borrower while such Persons are acting within the scope of their relationship with Borrower, irrespective of whether any of such activities were or will be undertaken in accordance with applicable requirements of law; with the foregoing indemnity surviving satisfaction of all obligations and the termination of this Agreement, unless all such Obligations have been satisfied wholly in cash from the Borrower and not by way of realization against any Collateral or the conveyance of the Oil and Gas Property in lieu thereof, provided that such indemnity shall not extend to any of the foregoing resulting from a Lender’s or Administrative Agent’s gross negligence or willful conduct or any act or omission by a Lender or Administrative Agent with respect to the Oil and Gas Property or with respect to which Collateral such claim, loss, damage, liability, fine, penalty, charge, proceeding, order, judgment, action or requirement arises subsequent to the acquisition of title thereto by a Lender or Administrative Agent, their successors, assigns or affiliates or any third party.

5.11Restricted Payments.  Declare, pay or make, whether in cash or property, or set aside or apply any money or assets to pay or make any Restricted Payments except that Borrower may make Restricted Payments; provided that so long as immediately after giving effect to any such Restricted Payment no Default or Event of Default exists or results therefrom:

(a)Borrower shall be permitted to make Restricted Payments if both before and after the Restricted Payment (i) the Available Commitment is greater than or equal to ten percent (10%) of the Borrowing Base; and (ii) the Leverage Ratio on a pro forma basis is not greater than 2.50 to 1.00.  For the purposes of this Section 5.11(a), Borrower’s Funded Indebtedness shall be determined as of the date of calculation after giving effect to such Restricted Payment occurring on such date and Borrower’s consolidated EBITDAX shall be determined as if such Restricted Payment occurred on the last day of the fiscal quarter then most recently ended for which financial statements have been received pursuant to Section 4.1; and provided, further that the requirement set forth in this Section 5.11(a) is applicable only at the time of such Restricted Payment after giving effect to any related borrowing or Funded Indebtedness issuance and does not require that the Leverage Ratio be maintained at not greater than 2.50 to 1.00 subsequent to giving effect to such Restricted Payment and any related borrowing or Funded Indebtedness issuance.

5.12ERISA.  At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, could reasonably be expected to have a Material Adverse Effect.

5.13Change in Nature of Business.  Discontinue its business; liquidate, wind-up or dissolve (or allow such action); or engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Subsidiaries on the date hereof.

5.14Loans and Advances.  Make or permit to remain outstanding any loans or advances made by Borrower to or in any Person or entity, except that the foregoing restriction shall not apply to:

(i)loans or advances to any Person, the material details of which have been set forth in the financial statements of the Borrower heretofore furnished to Administrative Agent; or

(ii)advances made in the ordinary course of Borrower’s oil and gas business

5.15Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrower, other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder and other than Borrower’s “Director Deferred Compensation Plan”.  In addition, Borrower shall not transfer funds, interpreted in the broadest context possible, to Affiliates or Subsidiaries other than for taxes or regular “G&A” expenses.

5.16Burdensome Agreements.  Enter into any Contractual Obligation that limits the ability (a) of any Subsidiary to make Restricted Payments to any Borrower or to otherwise transfer property to any Borrower or (b) of any Borrower  to create, incur, assume or suffer to exist Liens on property of such Person.

5.17Use of Proceeds.  Use the proceeds of the Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

5.18Hedging Transactions.   No Borrower or Subsidiary will be a party to or in any manner be liable on any Hedging Contract except:

(a)Hedging Contracts (excluding Floor Contracts covered by the following subsection (b) and basis differential swaps on volumes already hedged pursuant to other Hedging Contracts) entered into with the purpose and effect of fixing prices on oil or gas expected to be produced by Borrower or a Subsidiary; provided that at all times: (i) no such Hedging Contract fixes a price for a period later than 36 months after such contract is entered into; (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed 80% of Borrower’s and all Subsidiaries’ aggregate Projected Oil and Gas Production anticipated (at the time such Hedging Contract is entered into) to be sold in the ordinary course of the Borrower and each Subsidiary’s businesses for such month, determined separately with respect to crude oil (including natural gas liquids) and natural gas, (iii) except for the Collateral under the Collateral Documents with respect to Secured Hedging Obligations, no such contract requires Borrower or any Subsidiary to put up money, assets, or other security against the event of its nonperformance prior to actual default by such Borrower or Subsidiary in performing its obligations thereunder, and (iv) each such contract is with an Approved Counterparty;

(b)Floor Contracts; provided that (i) no such contract has a term of more than 36 months after such contract is entered into, (ii) the aggregate monthly production covered by all such contracts for any single month does not in the aggregate exceed 100% of Borrower’s and all Subsidiaries’ aggregate Projected Oil and Gas Production anticipated (at the time such Hedging Contract is entered into) to be sold in the ordinary course of the Borrower’s and each Subsidiary’s businesses for such month, determined separately with respect to crude oil (including natural gas liquids) and natural gas, and (iii) each such contract is with an Approved Counterparty; and

(c)Hedging Contracts entered into by a Borrower or a Subsidiary with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Borrower or Subsidiary that is accruing interest at a variable rate; provided that (i) at the time such Hedging Contract is entered into, the aggregate notional amount of such contracts does not exceed 75% of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract and (iii) each such contract is with an Approved Counterparty .

5.19Amendment to Certificate of Incorporation or Bylaws.  Permit any amendment to, or any alteration of, its Certificate of Incorporation or its bylaws, which amendment or alteration could reasonably be expected to have a Material Adverse Effect.

5.20Stock or Interest Repurchase.  Following the date of this Agreement, Borrower shall not repurchase nor set aside any funds to repurchase any Class A Common Stock without the Agent’s and the Required Lenders’ prior written consent.

SECTION 6

FINANCIAL COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall not directly or indirectly:

6.1Debt to EBITDAX Ratio.  Permit the ratio of (i) Borrower’s consolidated Funded Indebtedness to (ii) Borrower’s consolidated pro forma EBITDAX to be greater than 3.50: 1.00. This ratio shall be tested as of the end of each calendar quarter during the term hereof. For the purposes hereof, this ratio shall be calculated on a rolling four quarter basis; provided, however that if, during any review period, Borrower or any Subsidiary shall have made a material Disposition or material acquisition, EBITDAX shall be calculated on a pro forma basis as if such material Disposition or acquisition occurred on the first day of any such review period. In such case, solely with respect to calculations made in connection with determining Borrower’s pro forma compliance with the covenants set forth in the Loan Documents, EBITDAX during such review period shall be calculated on a pro forma basis as if the material Dispositions and material acquisitions made during or after the end of the review period but on or before the date of determination had occurred on the first day of such review period.

6.2Current Ratio.  Permit the ratio of (i) Borrower’s consolidated Current Assets to (ii) Borrower’s consolidated Current Liabilities (excluding the Loan Balance) to be less than 1.00:1.00.  This ratio shall be tested as of the end of each calendar quarter during the term hereof.

SECTION 7

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

7.1Conditions of Execution.  The obligation of Lenders to execute this Agreement and to perform its obligations hereunder are subject to satisfaction of the following conditions precedent:

(a)The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i)executed counterparts of this Agreement and the other Loan Documents;

(ii)the Notes executed by the Borrower in favor of each Lender;

(iii)Collateral Documents from the Borrower granting Lenders a lien on such Oil and Gas Properties as required by Administrative Agent;

(iv)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which Borrower is a party;

(v)such evidence as the Administrative Agent may reasonably require to verify that Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business;

(vi)with respect to all personal property constituting Collateral, UCC‑4 or similar searches for Borrower the results of which shall be acceptable to the Administrative Agent, together with any other evidence as may be required by the Administrative Agent that the Lien covering such property shall be a first and prior Lien;

(vii)such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require;

(b)The representations and warranties of Borrower under this Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);

(c)There shall be in existence no injunction or restraining order which, in the reasonable judgment of Administrative Agent or its counsel, which prohibit the making of the Loan, nor shall there be pending or threatened litigation which would be reasonably expected to result in a Material Adverse Effect on Borrower or its Subsidiaries

(d)Administrative Agent shall have completed its due diligence, including its title due diligence of Borrower’s Oil and Gas Properties as required by Section 4.22, and shall be satisfied with the results, of its investigation of Borrower and due diligence;

(e)Borrower shall be in compliance with all applicable requirements of Regulations U, T, and X of the Board of Governors of the Federal Reserve System;

(f)The Existing BOK Hedges shall have been terminated or novated; and

(g)The upfront fee in the amount of $165,000 plus any other fees required to be paid on or before the Closing Date shall have been paid.

7.2Conditions Precedent to All Advances.  The obligation of each Lender to make each Advance (including the initial Advance) and to issue any Letter of Credit shall be subject to the further conditions precedent that on the date of such Advance or issuance of any Letter of Credit:

(a)Request for Advance.  Borrower shall have delivered to Administrative Agent a Request for Advance or a Notice of LC Credit Event at a reasonable time prior to the requested date for the Advance or Letter of Credit, with each Request for Advance or Notice of LC Credit Event containing a certification that the following statements, among others, shall be true:

(i)The representations and warranties contained in Section 3 of this Agreement and in the Collateral Documents are correct on and as of the date of such Loan or Letter of Credit as though made on and as of such date;

(ii)No Default or Event of Default has occurred and is continuing, or would result from such Advance or Letter of Credit;

(iii)The making of such Advance or the issuance of such Letter of Credit shall not be prohibited by any Law and shall not subject Lender to any penalty or other onerous condition under or pursuant to any such Law.

(b)Other Information.  The Administrative Agent shall have received such other approvals, opinions, or documents required of Borrower as set forth in the Loan Documents and as the Lender may reasonably request.

SECTION 8

EVENTS OF DEFAULT AND REMEDIES

8.1Events of Default.  Any of the following shall constitute an Event of Default:

(a)Non-Payment.  The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of the Loans, or (ii) within five (5) days after the same becomes due, any interest on the Loans, or any commitment or other fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants.  Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 5; or

(c)Financial Covenant Defaults.  The Borrower fails to maintain or achieve the financial covenants set forth in Section 6 above; or

(d)Other Defaults.  Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice from Administrative Agent; or

(e)Representations and Warranties.  Any representation or warranty made or deemed made by Borrower in any other Loan Document or in any document delivered in connection-herewith or therewith proves to have been incorrect when made or deemed made and such  incorrect representation or warranty results in a Material Adverse Effect; or

(f)Cross-Default.  (i) Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation (other than the Obligations and Indebtedness under Swap Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded in an amount exceeding the Threshold Amount; or (ii) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which the Borrower  is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) under such Swap Agreement as to which Borrower  is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(g)Insolvency Proceedings. Etc.  Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for one-hundred twenty (120) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(h)Inability to Pay Debts: Attachment.  (i) Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Collateral and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(i)Judgments.  There is entered against Borrower (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Either Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(k)Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Administrative Agent or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or Borrower or any guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(l)Change of Control.  There occurs any Change of Control; or

(m)Dissolution or Loss of Existence.  The dissolution or loss of legal existence or capacity of Borrower.

(n)Material Adverse Effect.  There occurs any event or circumstance that has a Material Adverse Effect.

8.2Remedies Upon Event of Default.  If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions, at the same or different times:

(a)declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(b)exercise all rights and remedies available to the Lenders under the Loan Documents or applicable Law; and

(c)suspend and/or terminate the ability of Borrower to make payments on any subordinated debt until such time as the Default is cured to the satisfaction of Lender;

provided, however, that upon the occurrence of any event specified in Section 8.1(g), the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable without-further act of the Lenders.

SECTION 9

EXPENSES AND INDEMNITY

9.1Attorney Costs, Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all attorney costs incurred in connection therewith, and (b) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all attorney costs incurred in connection therewith including reasonable and quantifiable costs of Administrative Agent’s internal counsel. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Agent.  The foregoing costs and expenses shall not include Administrative Agent’s attorney costs related to disputes solely between Administrative Agent and Lender or Lenders arising out of the agency relationship between Administrative Agent and Lenders. The agreements in this Section 9.1 shall survive the termination of the Total Commitments and repayment of all other Obligations.

9.2Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each of the Lenders and its Related Parties (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including, but not limited to, attorney costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising -out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Committed Sum, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower , or any Environmental Liability related in any way to the Borrower  or covered by the terms and conditions of any Collateral Document, or (d) any actual  or threatened, in writing, claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct or bad faith of such Indemnitee. The agreements in this Section shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section 9.2 shall be payable within ten Business Days after demand therefor.

SECTION 10

THE ADMINISTRATIVE AGENT

10.1Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Administrative Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.  Subject to the terms of Section 11.1 and to the terms of the other Loan Documents, Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders.  The provisions of this Section 10 are solely for the benefit of Administrative Agent and Lenders and neither Borrower nor any other loan party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other loan party.  Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its own agents or employees.

10.2Administrative Agent and Affiliates.  Administrative Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent, and Administrative Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with Borrower or any of its Affiliates or Subsidiaries as if it were not Administrative Agent hereunder.

10.3Action by Administrative Agent.  The duties of Administrative Agent shall be mechanical and administrative in nature.  Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon Administrative Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.

10.4Consultation with Experts.  Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

10.5Liability of Administrative Agent.  Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that Administrative Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction.  Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements specified in any Loan Document; (iii) the satisfaction of any condition specified in any Loan Document; (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of Borrower, any Affiliate of Borrower  of Borrower.  Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

10.6Indemnification.  Each Lender shall, in accordance with its Pro Rata Part, indemnify Administrative Agent (to the extent not reimbursed by Borrower) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Administrative Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that

Administrative Agent may suffer or incur in connection with the Loan Documents or any action taken or omitted by Administrative Agent hereunder or thereunder.  If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

10.7Right to Request and Act on Instructions.  Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders or (or such other applicable portion of the Lenders), Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 9.2.

10.8Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

10.9Collateral Matters.  Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to (x) release any Lien granted to or held by Administrative Agent under any Collateral Document (i) upon termination of the Total Commitments and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Administrative Agent) of all Letters of Credit and, to the extent required by Administrative Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Administrative Agent) of all Swap Agreements secured, in whole or in part, by any Collateral; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Loan Document (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents) and (y) release or subordinate any Lien granted to or held by Administrative Agent under any Collateral Document.  Upon request by Administrative Agent at any time, Lenders will confirm Administrative Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 10.9.

10.10Agency for Perfection.  Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Administrative Agent) obtain possession or control of any such assets, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such assets to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any Collateral for the Loans unless instructed to do so by Administrative Agent, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

10.11Notice of Default.  Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Administrative Agent will notify each Lender of its receipt of any such notice.  Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof.  Unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

10.12Successor Agent.  Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Administrative Agent.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and notice of such acceptance to the retiring Administrative Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, the retiring Administrative Agent’s resignation shall become immediately effective and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders (but without any obligation) appoint a successor Administrative Agent.  From and following the expiration of such thirty (30) day period, Administrative Agent shall have the exclusive right, upon one (1) Business Days’ notice to Borrower and the Lenders, to make its resignation effective immediately.  From and following the effectiveness of such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  The provisions of this Agreement shall continue in effect for the benefit of any retiring Administrative Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting or was continuing to act as Administrative Agent.

10.13Disbursements of Revolving Loans; Payment and Sharing of Payment

(a)Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.  Administrative Agent shall have the right, on behalf of Lenders to disburse funds to Borrower for all Loans requested or deemed requested by Borrower pursuant to the terms of this Agreement regardless of whether the conditions precedent set forth in Section 7.2 are then satisfied, including the existence of any Default or Event of Default either before or after giving effect to the making of such Loans; provided, that Administrative Agent shall not advance any Loan pursuant to this clause (i) if the Commitment Usage exceeds the Revolving Commitment, either before or after giving effect to the making of any proposed Loan.  Administrative Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Lender will fund its Pro Rata Part of all Revolving Loans requested by Borrower.  Each Lender shall reimburse Administrative Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Administrative Agent pursuant to the first sentence of this clause (a), or if Administrative Agent so requests, each Lender will remit to Administrative Agent its Pro Rata Part of any Revolving Loan before Administrative Agent disburses the same to Borrower.  If Administrative Agent elects to require that each Lender make funds available to Administrative Agent, prior to a disbursement by Administrative Agent to Borrower, Administrative Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Part of the Revolving Loan requested by Borrower no later than noon (Texas time) on the date of funding of such Revolving Loan, and each such Lender shall, subject to the provisions of Article 8, pay Administrative Agent on such date such Lender’s Pro Rata Part of such requested Revolving Loan, in same day funds, by wire transfer to the account established by Administrative Agent to receive such funds (the “Payment Account”), or such other account as may be identified by Administrative Agent to Lenders from time to time.  If any Lender fails to pay the amount of its Pro Rata Part within one (1) Business Day after Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Administrative Agent.  Any repayment required by Borrower pursuant to this Section 10.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans.  Nothing in this Section 10.13 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

On a Business Day of each week as selected from time to time by Administrative Agent, or more frequently (including daily), if Administrative Agent so elects (each such day being a “Settlement Date”), Administrative Agent will advise each Lender by telephone, facsimile or e-mail of the amount of each such Lender’s Pro Rata Part of the Commitment Usage as of the close of business of the Business Day immediately preceding the Settlement Date.  In the event that payments are necessary to adjust the amount of such Lender’s actual Pro Rata Part of the Commitment Usage to such Lender’s required Pro Rata Part of the Commitment Usage as of any Settlement Date, the party from which such payment is due shall pay Administrative Agent, without setoff or discount, to the Payment Account not later than noon (Texas time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment.  Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever.  In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first three (3) days following the scheduled date of settlement, and thereafter at the interest rate applicable to Loans set forth in Section 2.3 above.

On each Settlement Date, Administrative Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Part of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Revolving Loan, to the extent of such Lender’s credit exposure with respect thereto, and shall make payment to such Lender not later than noon (Texas time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to Administrative Agent, as the same may be modified from time to time by written notice to Administrative Agent; provided, that, in the case such Lender is a Defaulted Lender, Administrative Agent shall be entitled to set off the funding short‑fall against that Defaulted Lender’s respective share of all payments received from Borrower.

The provisions of this Section 10.13 shall be deemed to be binding upon Administrative Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any Affiliate of Borrower.

(b)Return of Payments.  If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c)Defaulted Lenders.  The failure of any Defaulted Lender to make any Revolving Loan or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Revolving Loan or payment, but neither any other Lender nor Administrative Agent shall be responsible for the failure of any Defaulted Lender to make a Revolving Loan or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

(d)Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan in excess of its Pro Rata Part of payments entitled pursuant to the other provisions of this Section 10.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

10.14Right to Perform, Preserve and Protect.  If Borrower  fails to perform any obligation hereunder or under any other Loan Document, Administrative Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrower’s expense.  Administrative Agent is further authorized by Borrower and the Lenders to make expenditures from time to time which Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (i) preserve or protect the business conducted by Borrower, the Collateral, or any portion thereof and/or (ii) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations.  Borrower hereby agrees to reimburse Administrative Agent on demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 10.14.  Each Lender hereby agrees to indemnify Administrative Agent upon demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 10.14.

10.15Additional Titled Agents.  Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Administrative Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Loan Documents.  Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender.  At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and its Committed Sums, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

10.16Platform. Borrower agrees that Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower or any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, Agent’s or any other Lender’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to Agent or any Lender by means of electronic communications pursuant to this section, including through the Platform

SECTION 11

MISCELLANEOUS

11.1Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any material departure by the Borrower shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)Waive any condition set forth in Section 7.1 without the written consent of each Lender;

(b)Extend or increase the Committed Sum of any Lender (or reinstate any Committed Sum terminated pursuant to Section 8.2) without the written consent of such Lender;

(c)Increase the Borrowing Base without the written consent of all Lenders;

(d)Postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any mandatory reduction of the Total Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e)Reduce the principal of, or any rate of interest specified herein on, any Loan or L/C Borrowing (including the Default Rate), or any fees or other amounts payable hereunder or under any other Loan Document without the consent of all Lenders; provided, however, in this regard, the consent of all Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(f)Release the liability of Borrower or any guarantor without the written consent of all Lenders;

(g)Amend or alter any financial covenants set forth at Section 6 above without the written consent of all Lenders;

(h)Change any provision of the Agreement that would alter the Pro Rata Part of payments required thereby without the written consent of each Lender;

(i)Release all or substantially all of the Collateral without the written consent of all Lenders;

(j)Change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulted Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Committed Sum of such Lender may not be increased or extended without the consent of such Lender.

11.2Notices and Other Communications; Facsimile Copies.

(a)General.   Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)If to the Borrower, the Administrative Agent, or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.2; and

(ii)If to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Effectiveness of Facsimile Documents and Signatures.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Section 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

(c)Change of Address, Etc.  Each of the Borrower, the Administrative Agent, and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, and the L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)Reliance by Lender.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify Administrative Agent, the L/C Issuer, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other communications with the Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

11.4Payments Set Aside.  To the extent that the Borrower makes a payment to any Lender or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

11.5Set-Off.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower then owing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.6Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.8Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.

11.9Severability.  Any provision of this Agreement and the other Loan Documents to which Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10Replacement of Lenders.  If any Lender requests compensation under Section 2.10, if any Lender’s obligation to make, maintain or fund LIBOR Loans is suspended under Section 2.10(b) or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10(c) or 2.10(d), or if any Lender is a Defaulted Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.17), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)The Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.16(b)

(b)Such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funding of its participation in the L/C Borrowing, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)In the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.25, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)Such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.11Lender Release.  Borrower hereby releases, remises, acquits and forever discharges Agent, Lenders and the Agent’s and each Lender’s employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, direct and/or indirect, at law or in equity, of whatsoever kind or nature for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, that (a) are in any way directly or indirectly arising out of or in any way connected to this Agreement and the Loan Documents and (b) are, as of this date, known to Borrower or which should be known to Borrower with the exercise of reasonable diligence.

11.12Governing Law. THIS AGREEMENT, THE NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.  BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF TARRANT, STATE OF TEXAS AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS.  BORROWER HEREBY WAIVES PERSONAL SERVICE

OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

11.13Collateral Matters; Hedging Contracts; Treasury Management Agreements.  The benefit of the Collateral Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Agent on behalf of Lenders, Treasury Management Counterparties, and Secured Third Party Swap Counterparties on a pro rata basis in respect of any Obligations, Secured Hedging Obligations, or Treasury Management Agreements.  No Lender or Affiliate of a Lender and no Secured Third Party Hedge Counterparty shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Treasury Management Agreement or Hedging Contract.

11.14Time of the Essence.  Time is of the essence of the Loan Documents.

11.15USA Patriot Act Notice.  Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies Borrower and its Subsidiaries, which information includes the name and address of Borrower and its Subsidiaries and other information that will allow Lender to identify the Borrower and its Subsidiaries in accordance with the USA Patriot Act.

11.16 Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Committed Sum and the Loans (including for purposes of this subsection (b), and participations in L/C Obligations; provided that:

(i)Except in the case of an assignment of the entire remaining amount of the assigning Lender’s Committed Sum and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Committed Sum assigned;

(iii)Any assignment of a Committed Sum must be approved by the Administrative Agent, and the L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500. If the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10(b) and (d), and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender in exchange for the return of any Note held by the assigning Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Committed Sums of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Committed Sum and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.1 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.5 as though it were a Lender, provided such Participant agrees to be subject to other provisions of Article 2 as though it were a Lender.

(e)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(e) as though it were a Lender.

(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Independent Bank assigns all of its Committed Sum and Loans pursuant to subsection (b) above, Independent Bank may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer, effective, however, only on the appointment of a successor L/C Issuer as provided herein.  In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Independent Bank as L/C Issuer.  If Independent Bank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all Letter of Credit Liabilities with respect thereto/  Upon the appointment of a successor L/C Issuer (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Independent Bank to effectively assume the obligations of Independent Bank with respect to such Letters of Credit.

11.17No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lender to make the Loans are solely for the benefit of the Lender, the Borrower and Affiliates thereof and no other Person (including, without limitation, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Lender for any reason whatsoever.  There are no other third party beneficiaries

11.18Waiver of Jury Trial.  BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH OF THE BORROWER AND LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH OF THE BORROWER AND LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS. EACH OF BORROWER, AGENT, L/C ISSUER AND  EACH LENDER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES,” AS DEFINED BELOW.  EACH OF BORROWER, AGENT, L/C ISSUER AND EACH LENDER (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.  AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

11.19ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.20Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[The remainder of this page has been intentionally left blank.]

Signature Page to Credit Agreement

BORROWER:	PHX MINERALS INC.,
an Oklahoma corporation

	By:	/s/ Chad L. Stephens
	Name:	Chad L. Stephens
	Title:	President and Chief Executive Officer

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:	INDEPENDENT BANK

	By:	/s/ Alex Zemkoski
	Name:	Alex Zemkoski
	Title:	Senior Vice President

LENDERS:		INDEPENDENT BANK

	By:	/s/ Alex Zemkoski
	Name:	Alex Zemkoski
	Title:	Senior Vice President

Signature Page to Credit Agreement

LENDERS:	MIDFIRST BANK

	By:	/s/ W. Thomas Portman
	Name:	W. Thomas Portman
	Title:	Vice President

LENDING OFFICERS,
ADDRESSES FOR NOTICES

BORROWER:

PHX MINERALS INC.

1601 NW Expressway, Suite 1100

Oklahoma City, Oklahoma 73118

Attn:Chad L. Stephens

Title:  President and Chief Executive Officer

Telephone:405-948-1560

Facsimile:405-948-2038

Electronic Mail:  chad@phxmin.com

ADMINISTRATIVE AGENT & L/C ISSUER:

INDEPENDENT BANK

1300 S. University Drive, ‑ Ste. #100

Fort Worth,  Texas  76107

Attention:  Alex Zemkoski

Telephone:  (817) 426-7918

Electronic Mail: azemkoski@ibtx.com

With a copy (which shall not constitute notice) to:

Harris, Finley & Bogle, P.C.

777 Main Street, Suite 1800

Fort Worth, Texas 76102

Attention: Paul D. Bradford

Telephone: (817) 870-8717

Electronic Mail: pbradford@hfblaw.com

Account Name:  _________

Ref:  ____________

ABA# 103900036